Loan Agreement
between
New Jersey Economic Development Authority
and
New Jersey Natural Gas Company
________________________

New Jersey Economic Development Authority
$9,545,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT)
(New Jersey Natural Gas Company Project)
and
$41,000,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT)
(New Jersey Natural Gas Company Project)
and
$46,500,000 Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT)
(New Jersey Natural Gas Company Project)
________________________

Dated as of August 1, 2011

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Section 10.3.	Execution of Counterparts	34
Section 10.4.	Amendments, Changes and Modifications	34
Section 10.5.	Governing Law; Venue	35
Section 10.6.	Authorized Representative	35
Section 10.7.	Term of the Loan Agreement	35
Section 10.8.	Assignment of Loan Documents	35
Section 10.9.	Binding Effect	35
Section 10.10.	Further Assurances and Corrective Instruments	35
Section 10.11.	Complete Agreement	35
Section 10.12.	Business Days	35
Section 10.13.	Waiver of Personal Liability	35
Section 10.14.	Waivers	35
Section 10.15.	Incorporation of Terms	35

Exhibit A	Description of the Projects
Exhibit B	Form of First Mortgage Bonds

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Loan Agreement
This Loan Agreement (the “Agreement” or “Loan Agreement”), dated as of August 1, 2011, is between the New Jersey Economic Development Authority (the “Authority”) a public body corporate and politic constituting an instrumentality of the State of New Jersey (the "State"), and New Jersey Natural Gas Company, a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey (the “Borrower”);
W i t n e s s e t h:
Whereas, the New Jersey Economic Development Authority Act, constituting Chapter 80 of the Pamphlet Laws of 1974 of the State, approved on August 7, 1974, as amended and supplemented, (the "Act") declares it to be in the public interest and to be the policy of the State to foster and promote the economy of the State, increase opportunities for gainful employment and improve living conditions, assist in the economic development or redevelopment of political subdivisions within the State, and otherwise contribute to the prosperity, health and general welfare of the State and its inhabitants by inducing manufacturing, industrial, commercial, recreational, retail, service and other employment promoting enterprises to locate, remain or expand within the State by making available financial assistance; and
Whereas, the Authority, to accomplish the purposes of the Act, is empowered to extend credit to such employment promoting enterprises in the name of the Authority on such terms and conditions and in such manner as it may deem proper for such consideration and upon such terms and conditions as the Authority may determine to be reasonable; and
Whereas, the Borrower has requested that the Authority issue its Natural Gas Facilities Refunding Revenue Bonds, Series 2011A (Non-AMT) (New Jersey Natural Gas Company Project) in an aggregate principal amount not to exceed $9,545,000 (the “Series 2011A Bonds”), the proceeds of which Series 2011A Bonds will be used to refund Natural Gas Facilities Refunding Revenue Bonds, Series 1998A (New Jersey Natural Gas Company Project) which are outstanding in the aggregate principal amount of $9,545,000 (the “1998A Bonds”), the proceeds of which 1998A Bonds were issued to pay a portion of the cost of refunding the Authority’s Natural Gas Facilities Revenue Bonds, Series 1991A (New Jersey Natural Gas Company Project) (the “1991A Bonds”), the proceeds of which 1991A Bonds were used to refund the Authority’s Natural Gas Facilities Revenue Bonds, Series 1980 (New Jersey Natural Gas Company Project) (the “1980 Bonds”), the proceeds of which 1980 Bonds were used to finance the purchase, construction and equipping by the Borrower of certain natural gas distribution mains and functionally related equipment (the “1980 Project”) and to pay certain costs of issuance of the 1980 Bonds;
Whereas, the Borrower has requested that the Authority issue its Natural Gas Facilities Refunding Revenue Bonds, Series 2011B (AMT) (New Jersey Natural Gas Company Project) in an aggregate principal amount not to exceed $41,000,000 (the “Series 2011B Bonds”), the proceeds of which Series 2011B Bonds will be used to refund the Authority’s (i) Natural Gas Facilities Refunding Revenue Bonds, Series 1995A (New Jersey Natural Gas Company Project) which are outstanding in the aggregate principal amount of $25,000,000 (the “1995A Bonds”), the proceeds of which 1995A Bonds were used

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issued to pay a portion of the cost of refunding the Authority’s Natural Gas Facilities Revenue Bonds, Series 1988 (New Jersey Natural Gas Company Project) (the “1988 Bonds”), the proceeds of which 1988 Bonds were used to finance the purchase, construction and equipping by the Borrower of certain natural gas distribution mains and functionally related equipment (the “1988 Project”) and pay certain costs of issuance of the 1988 Bonds and (ii) Natural Gas Facilities Revenue Bonds, Series 1995B (New Jersey Natural Gas Company Project) which are outstanding in the aggregate principal amount of $16,000,000 (the “1995B Bonds”), the proceeds of which 1995B Bonds were used to finance the purchase, construction and equipping by the Company of certain natural gas distribution mains and functionally related equipment (the “1995B Project”) and pay certain costs of issuance of the 1995B Bonds, and
Whereas the Borrower has requested that the Authority issue its Natural Gas Facilities Refunding Revenue Bonds, Series 2011C (AMT) (New Jersey Natural Gas Company Project) in an aggregate principal amount not to exceed $46,500,000 (the “Series 2011C Bonds”, and with the Series 2011A Bonds and Series 2011B Bonds are hereinafter collectively, the “Bonds”), the proceeds of which Series 2011C Bonds will be used to refund the Authority’s (i) Natural Gas Facilities Refunding Revenue Bonds, Series 1997A (New Jersey Natural Gas Company Project) which are outstanding in the aggregate principal amount of $13,500,000 (the “1997A Bonds”), the proceeds of which 1997A Bonds were used to pay a portion of the cost of refunding the Authority’s Natural Gas Facilities Revenue Bonds, Series 1987 (New Jersey Natural Gas Company Project) (the “1987 Bonds”), the proceeds of which 1987 Bonds were used to finance the purchase, construction and equipping by the Borrower of certain natural gas distribution mains and functionally related equipment (the “1987 Project”) and pay certain costs of issuance of the 1987 Bonds, (ii) Natural Gas Facilities Refunding Revenue Bonds, Series 1998B (New Jersey Natural Gas Company Project) which are outstanding in the aggregate principal amount of $15,000,000 (the “1998B Bonds”), the proceeds of which 1998B Bonds were issued to pay a portion of the cost of refunding the Authority’s Natural Gas Facilities Revenue Bonds, Series 1991B (New Jersey Natural Gas Company Project) (the “1991B Bonds”), the proceeds of which 1991B Bonds were used to finance the purchase, construction and equipping by the Company of certain natural gas distribution mains and functionally related equipment (the “1991B Project”) and pay certain costs of issuance of the 1991B Bonds; and (iii) Natural Gas Facilities Revenue Bonds, Series 1998C (New Jersey Natural Gas Company Project) which are outstanding in the aggregate principal amount of $18,000,000 (the “1998C Bonds” and together with the 1998A Bonds, the 1995A Bonds, the 1995B Bonds, the 1997A Bonds and the 1998B Bonds, the “Refunded Bonds”), the proceeds of which 1998C Bonds were used to finance the purchase, construction and equipping by the Company of certain natural gas distribution mains and functionally related equipment (the “1998C Project” and together with the 1980 Project, the 1995B Project, the 1988 Project, the 1987 Project and the 1991B Project are referred to collectively as the “Project” or Projects”) and pay certain costs of issuance of the 1998C Bonds;
Whereas, after due investigation and deliberation, the Authority has approved the Borrower’s application and authorized the issuance of the Bonds pursuant to an Indenture dated as of the date hereof (the “Indenture”) by and between the Authority and U.S. Bank National Association, as trustee (the “Trustee”);

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Whereas, the Borrower concurrently herewith has agreed to deliver to the Authority pursuant to the Indenture of Mortgage and Deed of Trust by and between the Borrower and Harris Trust and Savings Bank, as trustee, dated April 1, 1952, as heretofore or hereafter supplemented or amended, under which The Bank of New York Mellon Trust Company, N.A., as successor in interest to BNY Midwest Trust Company, is the current Trustee, (i) $9,545,000 First Mortgage Bonds, Series MM due 2027 (the “Series MM First Mortgage Bonds”) , (ii) $41,000,000 First Mortgage Bonds, Series NN due 2035 (the “Series NN First Mortgage Bonds”), and (iii) $46,500,000 First Mortgage Bonds, Series OO due 2041 (the “Series OO First Mortgage Bonds”; which collectively with the Series MM First Mortgage Bonds and the Series NN First Mortgage Bonds shall be the "First Mortgage Bonds") in accordance with the terms of this Loan Agreement; and
Whereas, the Authority and the Borrower desire to enter into this Loan Agreement to specify the terms and conditions of the loan from the Authority to the Borrower of the proceeds of the Bonds and for certain other purposes specified herein;
Whereas, pursuant to the Indenture, the Bonds will be issued and the Authority will assign to the Trustee its right to receive payments, and certain other rights, under this Loan Agreement;
Now, Therefore, for and in consideration of the premises and the material covenants hereinafter contained, the parties hereto hereby formally covenant, agree and bind themselves as follows:
Article I

Definitions
Section 1.1.    Definition of Terms. Unless the context otherwise requires, the terms used in this Loan Agreement shall have the meanings specified in Section 1.1 of the Indenture, as originally executed or as it may from time to time be supplemented or amended as provided therein.
Section 1.2.    Number and Gender. The singular form of any word used herein, including the terms defined in Section 1.1 of the Indenture, shall include the plural, and vice versa. The use herein of a word of any gender shall include all genders.
Section 1.3.    Articles, Sections, Etc. Unless otherwise specified, references to Articles, Sections and other subdivisions of this Loan Agreement are to the designated Articles, Sections and other subdivisions of this Loan Agreement as amended from time to time. The words “hereof,” “herein,” “hereunder” and words of similar import refer to this Loan Agreement as a whole. The headings or titles of the several articles and sections, and the table of contents appended to copies hereof, shall be solely for convenience of reference and shall not affect the meaning, construction or effect of the provisions hereof.

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Article II

Representations and Warranties of
the Authority and the Borrower
Section 2.1.    Representations and Warranties of the Authority. The Authority hereby represents and agrees that:
(a)    The Authority is a duly constituted public body corporate and politic, duly created and existing as an instrumentality of the State with the power and authority set forth in the Act, including the power and authority to authorize the issuance of the Bonds under the Act.
(b)    Under the provisions of the Act, the Authority is duly authorized to enter into, execute and deliver the Loan Documents to which it is a party, to undertake the transactions contemplated by the Loan Documents to which it is a party and to carry out its obligations hereunder and thereunder.
(c)    The Authority proposes to issue the Bonds in the total aggregate principal amount of $97,045,000 to refinance all or a portion of the Projects.
(d)    By duly adopted resolution, the Authority has duly authorized the execution, delivery and sale of the Loan Documents to which it is a party, including the borrowing under, issuance and sale of the Bonds and (as security for the Bonds) the pledge of the First Mortgage Bonds, to the Trustee subject to the Authority’s Reserved Rights). The Authority also has duly authorized the execution, delivery and performance of the Purchase Contract and has approved the Section entitled "The Authority" in the Official Statement.
(e)    The Bonds will be issued under and pursuant to the Indenture and will mature, bear interest and have the other terms and provisions set forth or provided for in the Indenture.
(f)    To the best knowledge of the Authority, the execution and delivery of and performance by the Authority of the Loan Documents to which the Authority is a party, including the Purchase Contract, under the circumstances contemplated thereby and hereby, do not and will not conflict with, or constitute a breach of or default under any indenture, deed of trust, mortgage, agreement or other instrument to which the Authority is a party, or conflict with, violate or result in a breach of, any existing law or public administrative rule or regulation, judgment, court order or consent decree presently applicable to the Authority (except for such consents and approvals as have heretofore been obtained).
Section 2.2.    Representations and Warranties of the Borrower. The Borrower represents and warrants to the Authority that, as of the date of execution of this Loan Agreement and as of the date of delivery of the Bonds to the initial purchasers thereof:
(a)    Organization/Authority. The Borrower is a corporation organized and existing under the laws of the State and has full legal right, power and authority to enter into and has duly authorized, by proper action, the execution and delivery of this Loan Agreement and all other documents contemplated

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hereby to be executed by the Borrower and to carry out and consummate in all material respects all transactions contemplated hereby.
(b)    Execution/Delivery. This Loan Agreement and all other documents contemplated hereby have been duly authorized, executed and delivered by the Borrower.
(c)    Enforceability. This Loan Agreement, when assigned to the Trustee pursuant to the Indenture, the Purchase Contract, the Remarketing Agreement, the Tax Agreement, the other Loan Documents and all other documents and agreements contemplated hereby to which the Borrower is a party, will constitute the legal, valid and binding agreements of the Borrower, enforceable against the Borrower in accordance with their terms, and any rights of the Authority and obligations of the Borrower not so assigned to the Trustee constitute the legal, valid, and binding agreements of the Borrower enforceable against the Borrower by the Authority in accordance with their terms; except in each case as enforcement may be limited by bankruptcy, insolvency or other laws affecting the enforcement of creditors’ rights generally, by the application of equitable principles regardless of whether enforcement is sought in a proceeding at law or in equity and by public policy.
(d)    No Conflicts. The execution and delivery of this Loan Agreement, the Purchase Contract, the Remarketing Agreement, the Tax Agreement and the other Loan Documents, and the consummation of the transactions herein and therein contemplated and the fulfillment of or compliance with the terms and conditions hereof or thereof, will not conflict with or constitute a violation or breach of or default (with due notice or the passage of time or both) under the Articles of Incorporation or Bylaws of the Borrower, any applicable law or administrative rule or regulation, or any applicable court or administrative decree or order, or any indenture, mortgage, deed of trust, loan agreement, lease, contract or other agreement or instrument to which the Borrower is a party or by which it or its properties are otherwise subject or bound, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Borrower, which conflict, violation, breach, default, lien, charge or encumbrance might have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement, the Indenture, the Purchase Contract, the Remarketing Agreement, the Tax Agreement or the other Loan Documents, or the financial condition, assets, properties or operations of the Borrower.
(e)    No Other Consents. No consent or approval of any trustee or holder of any indebtedness of the Borrower or any guarantor of indebtedness of or other provider of credit or liquidity to the Borrower, and no consent, permission, authorization, order or license of, or filing or registration with, any governmental authority (except with respect to any state securities or “blue sky” laws) which is material to this transaction is necessary in connection with the execution and delivery of this Loan Agreement, the Purchase Contract, the Remarketing Agreement, the Tax Agreement, the First Mortgage Bonds or the other Loan Documents, or the consummation of any transaction herein or therein contemplated, or the fulfillment of or compliance with the terms and conditions hereof or thereof, except as have been obtained or made and as are in full force and effect.

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(f)    No Litigation. There is no action, suit, proceeding, inquiry or investigation, before or by any court or federal, state, municipal or other governmental authority, pending, or to the knowledge of the Borrower, after reasonable investigation, threatened, against or affecting the Borrower or the assets, properties or operations of the Borrower which, if determined adversely to the Borrower or its interests, would have a material adverse effect upon the consummation of the transactions contemplated by, the validity of, or the Borrower’s ability to perform its obligations under this Loan Agreement, the Purchase Contract, the Remarketing Agreement, the Tax Agreement, the First Mortgage Bonds or the other Loan Documents or upon the financial condition, assets, properties or operations of the Borrower.
(g)    Disclosures Accurate. No written information, exhibit or report furnished to the Authority by the Borrower in connection with the negotiation of this Loan Agreement, the Purchase Contract, the Remarketing Agreement, the Tax Agreement or the other Loan Documents, and no official statement or other offering document in connection with the issuance of the Bonds, if any, as of its date or as of the date hereof, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(h)    Financial Condition. All financial statements and information heretofore delivered to the Authority by the Borrower, including without limitation, information relating to the financial condition of the Borrower and the Projects, fairly and accurately present the financial position thereof and have been prepared (except where specifically noted therein) in accordance with generally accepted accounting principles consistently applied. Since the date of such statements, there has been no material adverse change in the financial condition or results of operations of the Borrower or the other subjects of such statements.
(i)    Title to Property. The Borrower has title to the Projects sufficient to carry out the purposes of this Loan Agreement.
(j)    No Defaults. The Borrower is not in default (and no event has occurred and is continuing which with the giving of notice or the passage of time or both could constitute a default) (1) under this Loan Agreement, the Purchase Contract, the Remarketing Agreement, the Mortgage Indenture, the Tax Agreement or the other Loan Documents, or (2) with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental authority, which default could reasonably be expected to have consequences that would materially and adversely affect the consummation of the transactions contemplated by this Loan Agreement, the Purchase Contract, the Remarketing Agreement, the Tax Agreement, the Indenture or the other Loan Documents, or the financial condition, assets, properties or operations of the Borrower.
(k)    All Necessary Approvals. All material certificates, approvals, permits and authorizations of applicable local governmental agencies, and agencies of the State and the federal government have been obtained with respect to the acquisition, construction, equipping and operation of the Projects, and the Projects have been and will continue to be operated pursuant to and in accordance with such certificates, approvals, permits and authorizations.

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(l)    Compliance with Regulations. The Borrower will cause the Projects to be operated and maintained in such manner as to conform to all applicable material zoning regulations and all applicable material planning, building, environmental and other applicable governmental regulations and all material permits, variances and orders issued or granted pursuant thereto, which permits, variances and orders have not been withdrawn or otherwise suspended.
(m)    Important Inducement. The availability of the financial assistance by the Authority as provided herein has been an important inducement to the Borrower to engage in the Projects and to locate the Projects in the State.
(n)    No Intention to Dispose of Projects. The Borrower presently intends to use or operate or cause to be used or operated the Projects in a manner consistent with the purposes set forth herein and in the Act until the date on which the Bonds have been fully paid and knows of no reason why the Projects will not be so operated. The Borrower does not presently intend to sell or otherwise dispose of the Projects or any portion thereof.
(o)    No Action. The Borrower has not taken and will not take any action and knows of no action that any other Person has taken or intends to take, which would cause interest income on the Refunded Bonds or the Bonds to be includable in the gross income of the recipients thereof under the Code.
(p)    Use of Proceeds of Refunded Bonds. At least 95% of the net proceeds (as defined in Section 150 of the Code) of the Refunded Bonds were used or will be used to provide land or property of a character subject to the allowance for depreciation for purposes of Section 167 of the Code. The Borrower has not requested and will not request or authorize any disbursement, which, if paid, would result in less than 95% of such net proceeds being so used. Any costs of issuance of the Refunded Bonds financed with the proceeds of the Refunded Bonds did not exceed 2% of the proceeds of the Refunded Bonds. None of the proceeds of the Refunded Bonds were used to provide working capital. None of the proceeds of the Bonds will be used to provide working capital or to pay costs of issuance.
(q)    Weighted Average Maturity of Bonds; Principal Amount of Bonds Not In Excess of Outstanding Principal Amount of Refunded Bonds. In accordance with Section 147(b) of the Code, the weighted average maturity of the Refunded Bonds did not, and the weighted average maturity of the Bonds does not, exceed 120% of the weighted average reasonably expected economic life of the facilities being financed or refinanced by the proceeds thereof. In accordance with Section 147(f) of the Code, the weighted average maturity of the Bonds does not exceed the weighted average maturity of the Refunded Bonds. The par amount of the Bonds does not exceed the outstanding principal amount of the Refunded Bonds on the date of issuance of the Bonds.
(r)    No Prohibited Facilities. None of the proceeds of the Refunded Bonds were used and none of the proceeds of the Bonds will be used to provide any airplane; skybox or other private luxury box; health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises.

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(s)    Limitation on Land Acquisition and Used Property. Less than 25% of the net proceeds of the Refunded Bonds have been used directly or indirectly to acquire land or any interest therein, and none of such land is being or will be used for farming purposes; no portion of the net proceeds of the Refunded Bonds has been used, and no portion of the Bonds will be used, to acquire existing property or any interest therein unless the first use of such property or interest therein is pursuant to such acquisition.
(t)    Compliance with Section 148 of the Code. Funds constituting gross proceeds of the Refunded Bonds or the Bonds neither have been nor will be used in a manner that would constitute failure of compliance with Section 148 of the Code.
(u)    No Replacement Proceeds. As of the date hereof, no “replacement proceeds” have been created with respect to the Refunded Bonds, within the meaning of Section 1.148 1(c) of the Treasury Regulations and, with respect to the Refunded Bonds or the Bonds, it is not anticipated that any such “replacement proceeds” will be created; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code.
(v)    No Federal Guarantee. The Refunded Bonds have not been, and the Bonds are not, “federally guaranteed” within the meaning of Section 149(b) of the Code.
(w)    Use for Local Furnishing of Gas. The Borrower shall use or cause the Projects to be used as an authorized project for a purpose and use as provided for under the Act and for the use set forth in the Application to the Authority until the Bonds have been paid in full. At least 95% of the proceeds of the Refunded Bonds were to provide “local furnishing of gas” within the meaning of Section 142(a)(8) of the Code.
(x)    Accuracy of Information. The information furnished by the Borrower and used by the Authority in preparing the certification pursuant to Section 148 of the Code and in preparing the information statement pursuant to Section 149(e) of the Code will be accurate and complete as of the date of issuance of the Bonds.
(y)    Limitation on Offices. The Projects do not and will not include any office except for offices (i) located on the sites of the Projects and (ii) not more than a de minimis amount of the functions to be performed therein is not directly related to the day to day operations of the Projects.
(z)    No Reliance on Authority for Advice. The Borrower acknowledges, represents and warrants that it understands the nature and structure of the transactions relating to the financing of the Projects; that it is familiar with the provisions of all of the documents and instruments relating to such financing to which the Borrower is a party or of which it is a beneficiary, including the Indenture; that it understands the risks inherent in such transactions; and that it has not relied on the Authority for any

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guidance or expertise in analyzing the financial or other consequences of the transactions contemplated by this Loan Agreement or the Indenture or otherwise relied on the Authority for any advice.
Article III

Issuance of the Bonds; Application of
Proceeds of Bonds and Refunded Bonds
Section 3.1.    Agreement to Issue Bonds; Application of Bond Proceeds; Application of Refunded Bond Proceeds. (a) To provide funds to refinance the Projects by refunding the Refunded Bonds, the Authority agrees that it will issue under the Indenture, sell and cause to be delivered to the purchasers thereof, the Bonds. The Authority will thereupon direct the Trustee to apply the proceeds received from the sale of the Bonds as provided herein and in the Indenture.
(b)    The Authority will direct the Trustee pursuant to the Indenture to apply the proceeds of the Bonds, as specified in Section 3.2 thereof, to the payment in full of the outstanding amount of the Refunded Bonds.
Section 3.2.    Application of Bond Proceeds. The Borrower hereby authorizes and approves the application of the Bond proceeds as provided in Section 3.2 of the Indenture.
Section 3.3.    [Reserved].
Section 3.4.    Investment of Moneys in Funds. Any moneys in any fund or account held by the Trustee shall, at the specific written request of an Authorized Representative of the Borrower, be invested or reinvested by the Trustee as provided in the Indenture. Such investments shall be held by the Trustee and shall be deemed at all times a part of the fund or account from which such investments were made, and the interest accruing thereon, and any profit or loss realized therefrom, shall be credited or charged to such fund or account. The Borrower acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant the Borrower the right to receive brokerage confirmations of security transactions from the Trustee as they occur, the Borrower specifically waives receipt of such confirmations to the extent permitted by law.
Section 3.5.    No Liability of Authority or Trustee. Nothing contained herein or in any documents and agreements contemplated hereby or in any other Loan Document shall impose upon the Trustee or the Authority any obligation to ensure the proper application of the disbursements by the Borrower or any other recipient thereof. The Trustee and the Authority shall be relieved of any liability with respect to making such disbursements in accordance with the foregoing.
Section 3.6.    First Mortgage Bonds. To evidence the loan to the Borrower, the Borrower shall deliver to the Authority the First Mortgage Bonds. In order to secure the repayment of the Bonds, simultaneously with the issuance and delivery of the Bonds, the Authority through the Indenture shall assign its interests in the First Mortgage Bonds to the Trustee, subject to its Reserved Rights. The First

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Mortgage Bonds shall be in substantially the form set forth as Exhibit B hereto, with such variations in principal amounts, interest rates, interest payment and maturity dates and prepayment or redemption provisions as may be necessary to correspond to such provisions of the Bonds issued by the Authority. The First Mortgage Bonds shall:
(a)    be payable to the Trustee, registered in the name of the Trustee and be non transferable except to a successor Trustee;
(b)    be issued in the number of series and in the principal amounts equal to the aggregate principal amount of each series of the Bonds;
(c)    provide for payments of interest equal to the payments of interest on the Bonds except that the Borrower shall receive a cash credit against its interest obligations equal to (i) accrued interest on the Bonds deposited with the Trustee at the time of issuance of the Bonds, if any, and (ii) such other moneys held at the time of such interest payment date by the Trustee in the Bond Fund created under the Indenture and available for the payment of interest on such Bonds, provided that the interest rate on the First Mortgage Bonds where there has been a default in the payment of principal will be as provided in the Mortgage Indenture;
(d)    require payments of principal, or principal plus a premium, equal to the stated maturities on the Bonds and the payment of all other amounts due under this Loan Agreement;
(e)    contain redemption provisions, or provisions in respect of the acceleration or prepayment of principal and premium, if any, equivalent to the redemption provisions of the Bonds; and
(f)    require all payments on such First Mortgage Bonds to be made at the same time on the due date for the corresponding payment to be made on the Bonds.
Section 3.7.    Options to Prepay First Mortgage Bonds. The Borrower shall have, and is hereby granted, the option to prepay the Loan by redemption of the First Mortgage Bonds in full or in part but only in accordance with the redemption provisions of the First Mortgage Bonds being redeemed. With respect to each exercise of its option to redeem the First Mortgage Bonds, the Borrower shall deliver a written notice to the Trustee with a copy to the Authority signed by an Authorized Representative of the Borrower setting forth the amount of the redemption payment, the amount of the Bonds requested to be redeemed with such payment, and the date of redemption, which date shall be not less than five (5) days from the date the notice is delivered. In the event that at said time there shall have occurred and be continuing an Event of Default, such option may be exercised only to prepay the First Mortgage Bonds in full. Such payment must be sufficient to provide moneys for the payment of interest to accrue to the redemption date and the principal or redemption price, if applicable, in accordance with the terms of the Bonds Outstanding and to be redeemed with such payment. If such prepayment on the First Mortgage Bonds shall be in full, the Borrower shall also pay or provide for the payment of all reasonable or necessary fees and expenses of the Authority, the Trustee, the Tender Agent, the Registrar and any Paying Agent accrued and to accrue through the final payment of the Bonds being redeemed.

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Article IV

Loan of Proceeds; Repayment Provision
Section 4.1.    Loan of Bond Proceeds; Issuance of Bonds. The Authority covenants and agrees, upon the terms and conditions in this Loan Agreement, to make a loan to the Borrower from the proceeds of the Bonds for the purpose of refinancing the Projects by refunding the Refunded Bonds. The Authority further covenants and agrees that it shall take all actions within its authority to keep this Loan Agreement in effect in accordance with its terms. Pursuant to said covenants and agreements, the Authority will issue the Bonds upon the terms and conditions contained in this Loan Agreement and the Indenture and will cause the Bond proceeds to be applied as provided in Article III of the Indenture.
Section 4.2.    Loan Payments and Payment of Other Amounts. (a)(i) Until the Release Date, principal of, premium, if any, and interest on the Bonds shall be paid by the Borrower on the dates and in the amounts provided in the First Mortgage Bonds. Any amounts held by the Trustee in the Bond Fund and available therefor shall be credited against the next succeeding payments due on the First Mortgage Bonds. (ii) After the Release Date, on or before 12:30 p.m. New York City time on each Bond Payment Date (as hereinafter defined), until the principal of, premium, if any, and interest on, the Bonds shall have been fully paid or provision for such payment shall have been made as provided in the Indenture, the Borrower covenants and agrees to pay to the Trustee as a repayment on the loan made to the Borrower from Bond proceeds pursuant to Section 4.1 hereof, a sum equal to the amount payable on such Bond Payment Date as principal of, and premium, if any, and interest on, the Bonds as provided in the Indenture. In the event of any mandatory or optional redemption of the Bonds, the Borrower will pay or cause to be paid in accordance with the terms of the Indenture an amount equal to the applicable redemption price as a prepayment of that portion of the Loan corresponding to the Bonds to be redeemed, together with applicable premium (if any) and interest accrued to the date of redemption. Such Loan Payments shall be made in federal funds or other funds immediately available at the Corporate Trust Office of the Trustee. The term “Bond Payment Date” as used in this Section 4.2(a) shall mean any date upon which any such amounts payable with respect to the Bonds shall become due, whether on an Interest Payment Date, upon redemption, acceleration, maturity or otherwise.
Each payment made pursuant to this Section 4.2(a) and the First Mortgage Bonds shall at all times be sufficient to pay the total amount of interest and principal (whether at maturity or upon redemption or acceleration) and premium, if any, becoming due and payable on the Bonds on each Bond Payment Date; provided that any amount held by the Trustee in the Bond Fund on any due date for a Loan Payment hereunder shall be credited against the Loan Payment due on such date, to the extent available for such purpose; and provided further that, subject to the provisions of this paragraph, if at any time the amounts held by the Trustee in the Bond Fund (other than the Letter of Credit Account) are sufficient to pay all of the principal of and interest and premium, if any, on the Bonds as such payments become due, the Borrower shall be relieved of any obligation to make any further payments under the provisions of this Section. Notwithstanding the foregoing, if on any date the amount held by the Trustee in the Bond Fund is insufficient to make any required payments of principal of (whether at maturity or upon redemption or acceleration) and interest and premium, if any, on, the Bonds as such payments become due, the Borrower shall forthwith pay such deficiency as a Loan Payment hereunder. If an Event of Default shall have occurred and be continuing that is caused by a default in the due and punctual payment of the Purchase Price of a Bond bearing interest at a Daily Interest Rate or a Weekly Interest Rate, then the

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Borrower shall pay interest on all Bonds bearing interest at a Daily Interest Rate or a Weekly Interest Rate at the Maximum Rate from the date of such Event of Default. If an Event of Default shall have occurred and be continuing for any other reason, then the Borrower shall pay interest on all Bonds bearing interest at a Daily Interest Rate or a Weekly Interest Rate at the Alternate Rate from the date of such Event of Default.
The obligation of the Borrower to make any payment required by this Section 4.2(a) and the First Mortgage Bonds shall be deemed to have been satisfied to the extent of any corresponding payment made to the Trustee by a Credit Provider pursuant to a Letter of Credit then in effect with respect to the Bonds.
(b)    The Borrower further covenants that it will make any payments required to be made pursuant to Sections 2.4, 4.6, 4.8 and 4.9 of the Indenture at the applicable Purchase Price thereof by, 2:45 p.m. (New York City time) on the Purchase Date in federal or other immediately available funds; provided, however, the obligation to make such payments shall have been deemed satisfied to the extent that such Purchase Price shall have been paid from remarketing proceeds or from a draw under a Letter of Credit pursuant to Section 4.7(D) of the Indenture.
(c)    In addition to the Loan Payments, the Borrower shall also pay to the Authority or to the Trustee, as the case may be, “Additional Payments,” as follows:
(i)    All reasonable fees, charges and expenses of the Trustee for services rendered under the Indenture and all amounts referred to in Section 8.6 of the Indenture, as and when the same become due and payable;
(ii)    The reasonable fees and expenses of such accountants, consultants, attorneys and other experts as may be engaged by the Authority or the Trustee to prepare audits, financial statements, reports, opinions or provide such other services required under this Loan Agreement, the Remarketing Agreement, any Reimbursement Agreement or the Indenture; and
(iii)    The Authority Issuance Fee and the reasonable fees and expenses of the Authority or any agent or attorney selected by the Authority to act on its behalf in connection with this Loan Agreement, the Remarketing Agreement, any Reimbursement Agreement, the Bonds or the Indenture, including, without limitation, any and all reasonable expenses incurred in connection with the authorization, issuance, sale and delivery of any such Bonds or in connection with any litigation, investigation or other proceeding which may at any time be instituted involving this Loan Agreement, the Remarketing Agreement, any Reimbursement Agreement, the Bonds or the Indenture or any of the other documents contemplated thereby, or in connection with the reasonable supervision or inspection of the Borrower, its properties, assets or operations or otherwise in connection with the administration of this Loan Agreement.

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Such Additional Payments shall be billed to the Borrower by the Authority or the Trustee from time to time, together with a statement certifying that the amount billed has been incurred or paid by the Authority or the Trustee for one or more of the above items. After such a demand, amounts so billed shall be paid by the Borrower within 30 days after the date of invoice.
The Authority Issuance Fee shall be paid to the Authority by the Borrower on the Issuance Date. The Borrower’s obligation to pay the Authority Issuance Fee shall in no way limit amounts payable by the Borrower to the Authority under this Loan Agreement, including for the enforcement thereof.
(d)    The Borrower also agrees to pay the reasonable fees, charges and expenses of the Remarketing Agent in accordance with the Remarketing Agreement. Such payments shall be made directly to the Remarketing Agent. The Authority shall have no obligation whatsoever with respect to the payment of fees, charges and expenses of the Remarketing Agent.
(e)    The Borrower agrees to pay any amounts required to be deposited in the Rebate Fund to comply with the provisions of the Tax Agreement and to pay the fees, charges and expenses of any rebate analyst.
Section 4.3.    Unconditional Obligation. The obligations of the Borrower to make the Loan Payments and the other payments required by Section 4.2 hereof and the First Mortgage Bonds and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional, irrespective of any defense or any rights of set‑off, recoupment or counterclaim it might otherwise have against the Authority, and during the term of this Loan Agreement, the Borrower shall pay all payments required to be made on account of this Loan Agreement as prescribed in Section 4.2, under the First Mortgage Bonds and all other payments required hereunder, free of any deductions and without abatement, diminution or set-off. Until such time as the principal of, premium, if any, and interest on, the Bonds shall have been fully paid, or provision for the payment thereof shall have been made as required by the Indenture, the Borrower (i) will not suspend or discontinue any payments provided for in Section 4.2, or prior to the Release Date, the First Mortgage Bonds; (ii) will perform and observe all of its other covenants contained in this Loan Agreement; and (iii) except as provided in Article VIII hereof, will not terminate this Loan Agreement for any cause, including, without limitation, the occurrence of any act or circumstances that may constitute failure of consideration, destruction of or damage to all or a portion of those facilities or equipment comprising the Projects, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either of these, or any failure of the Authority or the Trustee to perform and observe any covenant, whether express or implied, or any duty, liability or obligation arising out of or connected with this Loan Agreement or the Indenture, except to the extent permitted by this Loan Agreement.
Section 4.4.    Assignment of Authority’s Rights. As security for the payment of the Bonds, the Authority will assign to the Trustee the Authority’s rights under this Loan Agreement, including the First Mortgage Bonds and the right to receive Loan Payments hereunder (except the Authority’s Reserved Rights). The Authority hereby directs the Borrower to make the Loan Payments required hereunder directly to the Trustee for deposit as contemplated by the Indenture. The Authority hereby directs the Borrower to make the Purchase Price Payments required hereunder directly to the Trustee or the Tender

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Agent as contemplated by the Indenture. The Borrower hereby consents to such assignment and agrees to make payments directly to the Trustee or the Tender Agent, as the case may be, without defense or set‑off by reason of any dispute between the Borrower and the Authority or the Trustee.
Section 4.5.    Amounts Remaining in Funds. It is agreed by the parties hereto that after payment in full of (i) the Bonds, or after provision for such payment shall have been made as provided in the Indenture, (ii) the fees, charges and expenses of the Authority, the Trustee, the Tender Agent and any Paying Agents in accordance with the Indenture, (iii) all other amounts required to be paid under this Loan Agreement and the Indenture, and (iv) if applicable, payment to any Credit Provider of any amounts owed to the Credit Provider under the Reimbursement Agreement with respect to a Letter of Credit, any amounts remaining in any fund held by the Trustee under the Indenture (excepting the Rebate Fund) shall be paid as provided in Section 10.1 of the Indenture. Notwithstanding any other provision of this Loan Agreement or the Indenture, under no circumstances shall proceeds of a draw on a Letter of Credit or remarketing proceeds be paid to the Authority, the Borrower or an affiliate of the Borrower.
Article V

Covenants and Agreements
Section 5.1.    Right of Access to the Projects. The Borrower agrees that during the term of this Loan Agreement the Authority, the Trustee, and the duly authorized agents of either of them shall have the right at all reasonable times during normal business hours to enter upon each site where any part of the Project is located and to examine and inspect the Projects; provided that reasonable notice shall be given to the Borrower at least five Business Days prior to such examination or inspection, and such inspection shall not disturb the Borrower’s normal business operations.
Section 5.2.    The Borrower’s Maintenance of Its Existence. The Borrower covenants and agrees that during the term of this Loan Agreement it will maintain its existence as a corporation in good standing in the State, will not dissolve, sell or otherwise dispose of all or substantially all of its assets and will not combine or consolidate with or merge into another entity so that the Borrower is not the resulting or surviving entity (any such sale, disposition, combination or merger shall be referred to hereafter as a “transaction”); provided that the Borrower may enter into such transaction, if (i) the Borrower causes the proposed surviving, resulting or transferee company to furnish the Authority with a Change of Ownership Information Form then in use by the Authority; (ii) the net worth of the surviving, resulting or transferee company following the merger, consolidation or transfer is equal to or greater than the net worth of the company immediately preceding the merger, consolidation or transfer as verified by the independent auditors of the Borrower; (iii) any litigation or investigations in which the surviving, resulting or transferee company or its principals, officers and directors are involved at the time of such merger, and any court, administrative or other orders to which the surviving resulting or transferee company or its officers and directors are subject, relate to matters arising in the ordinary course of business; (iv) the surviving, resulting or transferee company assumes in writing the obligations of the Borrower under this Loan Agreement, the First Mortgage Bonds and the other Loan Documents; (v) after the merger,

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consolidation or transfer, the Projects shall continue to be operated as an authorized project under the Act; (vi) the merger, consolidation or transfer shall not impair the excludability of interest paid on the Bonds from gross income of the Owners thereof for federal income tax purposes or cause a reissuance pursuant to an opinion of Bond Counsel and (vii) the surviving or resulting transferee, person or entity, as the case may be, qualifies to do business in the State. The Borrower agrees, prior to the taking of any of the foregoing proposed actions to deliver to the Authority and the Trustee an Approving Opinion.
If a merger, consolidation, sale or other transfer is effected, as provided in this Section, all provisions of this Section shall continue in full force and effect and no further merger, consolidation, sale or transfer shall be effected except in accordance with the provisions of this Section.
Section 5.3.    Records and Financial Statements of Borrower. The Borrower covenants and agrees at all times to keep, or cause to be kept, proper books of record and account, prepared in accordance with generally accepted accounting principles, in which complete and accurate entries shall be made of all transactions of or in relation to the business, properties and operations of the Borrower relating to the Projects. Such books of record and account shall be available for inspection by the Authority or the Trustee during normal business hours and under reasonable circumstances.
Section 5.4.    Insurance Required. The Borrower agrees to insure the Projects in such amounts an in such manner and against such loss, damage and liability, as provided in the Mortgage Indenture. The Borrower shall, at all times during the term hereof maintain:
(a)    general comprehensive liability insurance against claims for bodily injury, death or property damage occurring on, in or about the Borrower’s facilities (such coverage to include provisions waiving subrogation against the Authority and the Trustee) in amounts not less than $1,000,000 with respect to bodily injury to any one person, $3,000,000 with respect to bodily injury to two or more persons in any one accident and $1,000,000, with respect to property damage resulting from any one occurrence naming the Authority and the Trustee as additional insureds; and
(b)    liability insurance with respect to the Borrower’s facilities under the workers' compensation laws of the State; provided, however, that the insurance so required may be provided by blanket policies now or hereafter maintained by the Borrower.
(c)    all policies shall contain a thirty (30) day notice period of any cancellation.
Notwithstanding the foregoing, the insurance requirements set forth in this Section 5.4 may be satisfied by different coverages meeting the intent of such requirements, reasonably acceptable to the
Authority, including but not limited to excess liability policies placed with industry mutual insurers having appropriate excess and surplus lines and regulatory authorizations and inclusive of policies with large self-insured retentions.

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Section 5.5.    Taxes and Other Charges. The Borrower agrees to pay and discharge or cause to be paid and discharged all taxes, payments in lieu of taxes, assessments and governmental charges or levies imposed upon it or in respect of any of its property and assets as provided in, and except as permitted under, the Mortgage Indenture. Notwithstanding the foregoing, the Borrower may, at its expense, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit such taxes, assessments and other charges so contested to remain unpaid during the period of such contest and any appeal therefrom; provided further that during such period enforcement of such contested item is effectively stayed, unless by nonpayment of any such items the lien of the Indenture as to the amounts payable under this Loan Agreement will be materially endangered, in which event the Borrower agrees to promptly pay and cause to be satisfied and discharged all such unpaid items. The Authority agrees to reasonably cooperate with the Borrower in any such contest.

Section 5.6.    Maintenance of the Projects. The Borrower agrees that at all times during the term of this Loan Agreement, it will, at its own expense, in accordance with this Loan Agreement and the Mortgage Indenture, preserve and protect the Projects in good repair, working order and safe condition, and make or cause to be made all necessary and proper repairs, replacements, renewals, betterments and improvements thereto.
Section 5.7.    Qualification in New Jersey. The Borrower agrees that throughout the term of this Loan Agreement it or any successor or assignee as permitted by Section 5.2, will be qualified to do business in the State.
Section 5.8.    Tax Covenant. (a) The Borrower shall at all times do and perform all acts and things necessary or desirable in order to assure that interest paid on the Bonds shall, for the purposes of Federal income taxation, be excludable from the gross income of the recipients thereof and exempt from such taxation. The Borrower shall direct all investments of the Gross Proceeds of the Bonds. In addition, any and all actions to be undertaken by the Borrower or by any other Person as to which the Authority or the Trustee must, pursuant to the terms hereof, consent or approve in advance, shall be deemed to be the actions of the Borrower or such other Person (and not the actions of the Authority or the Trustee).
(b)    The Borrower shall not permit at any time or times any of the Gross Proceeds from the sale of the Bonds or other of its funds to be used, directly or indirectly, to acquire any Investment Property (within the meaning of Section 148(b)(2) of the Code) the acquisition of which would cause the Bonds to be "arbitrage bonds" for the purposes of Section 148 of the Code. The Borrower shall utilize the Bond Proceeds from the sale of the Bonds so as to satisfy the reasonable expectations of the Borrower set forth in the Tax Agreement of the Borrower furnished to Bond Counsel and the Authority.
(c)    The Borrower shall use the Net Proceeds of the Bonds to refund the Refunded Bonds in the manner and as specifically set forth in the Tax Agreement furnished to Bond Counsel and the Authority.The Borrower shall continue to maintain the eligibility of the Borrower’s facilities under Section 142(a)(8) of the Code.

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(d)    The Borrower will provide a written certification to the Authority and the Trustee indicating whether the Borrower complied with the six-month or eighteen month exceptions to the arbitrage rebate requirement set forth in Section 148(f)(4)(B) of the Code as are set forth in paragraph (o) below.
(e)    Unless the Borrower has complied with the six-month rebate exception or the eighteen month exception to the rebate requirement in Section 148(f)(4)(B) of the Code with respect to the Bonds, as are set forth in paragraph (o) below, the Borrower will retain (i) Bond Counsel, (ii) any nationally recognized firm of certified public accountants, (iii) any reputable firm which offers to the tax-exempt bond industry rebate calculation services and holds itself out as having expertise in that area, or (iv) a Person or firm approved by Bond Counsel, in order to calculate the amount of rebate, if any, due to the United States pursuant to Section 148(f) of the Code, as set forth in paragraph (f) below (the "Rebate Expert"), on or no later than 30 days before the Initial Rebate Computation Date (as defined below) and on each rebate Computation Date thereafter, (A) to compute the Rebate Amount with respect to the Bonds for the period ending on such rebate Computation Date, (B) to deliver an opinion to the Authority and Trustee concerning its conclusions with respect to the amount (if any) of such Rebate Amount together with a written report providing a summary of the calculations relating thereto and (C) to deliver an opinion to the Authority and Trustee that all of the Gross Proceeds of the Bonds (within the meaning of Section 148(f) of the Code), other than Gross Proceeds of the Bonds on deposit in a Bona Fide Debt Service Fund, have been expended on or prior to the initial rebate Computation Date. The Computation Date shall include (i) the final maturity of the Bonds, (ii) if the Bonds are redeemed prior to maturity, the date on which the Bonds are redeemed, (iii) the first day of the fifth anniversary of the date of issuance of the Bonds (the "Initial Rebate Computation Date") and each fifth anniversary thereafter, and (iv) any other date that may be required by the Code.
(f)    The Borrower shall direct the Trustee in writing to rebate the Rebate Amount to the United States on behalf of the Authority. The Rebate Amount as of any Computation Date is the excess of the Future Value of all receipts on Nonpurpose Investments ("Nonpurpose Receipts") over the Future Value of all payments on Nonpurpose Investments ("Nonpurpose Payments"). To the extent amounts received from Nonpurpose Investments are reinvested, these amounts may be netted against each other and not taken into account in the computation of the Rebate Amount. Nonpurpose Receipts and Nonpurpose Payments shall be determined as described below.

(1)
Nonpurpose Payments. Nonpurpose Payments include actual payments (amounts of Gross Proceeds actually or constructively paid to acquire a Nonpurpose Investment including Qualified Administrative Costs); "allocation" payments (for a Nonpurpose Investment that is allocated to the Bonds after already having been acquired by the Borrower (e.g., sinking fund proceeds), an amount equal to the Value of the Investment on the allocation date); Computation Date payments (for a Nonpurpose Investment allocated to the Bonds at the end of the preceding Computation Period, the Value of the Investment at the beginning of the Computation

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Period); Yield Reduction Payments, if any; and the Computation Date credit equal to $1,000.

(2)
Nonpurpose Receipts. Nonpurpose Receipts include actual receipts (amounts actually or constructively received with respect to a Nonpurpose Investment, such as earnings and return of principal, reduced by Qualified Administrative Costs); "deallocation" receipts (for a Nonpurpose Investment that ceases to be allocated to the Bonds or subject to rebate, the Value of the Investment on the "deallocation" date); Computation Date receipts (the Value of any Nonpurpose Investment held at the end of any Computation Period); and rebate receipts (any recovery of an overpayment of rebate).

Investments of amounts held in a Bona Fide Debt Service Fund for the Bonds will be excepted from the rebate requirement but only if the gross earnings on such fund for such Bond Year do not exceed $100,000.
(g)    For each investment of Gross Proceeds in a Non‑Purpose Investment, the Borrower shall direct the Trustee to record, without limitation, the following information: purchase date, purchase price, face amount, stated interest rate, any accrued interest due on its purchase date, disposition date, disposition price and any accrued interest due on the disposition date. The Yield to maturity for an investment presently means that discount rate, based on a compounding frequency the same as the Bonds (or such other compounding permitted by the Code), which when used to determine the present worth, on the purchase date of such investment or the date on which the investment becomes a Non‑Purpose Investment, whichever is later, of all payments of principal and interest on such investment gives an amount equal to the fair market value of such investment including accrued interest due on such date.
(h)     On each Computation Date, if such Rebate Amount payable exceeds the amount then on deposit in the Rebate Account, the Borrower shall within ten (10) days of the receipt of the report furnished by the Rebate Expert pursuant to paragraph (e) of this Section, pay to the Trustee, the amount necessary to make up such deficiency and direct the Trustee to pay the same to the United States within sixty (60) days of the Computation Date. The Borrower shall, in a timely fashion, give all written notices and directions to the Trustee as are called for under Section 5.6 of the Indenture for the payment of the Rebate Amount. Any sums remaining in the Rebate Account following such payments shall be returned to the Borrower. When due, the Authority shall have the right, but shall not be required, to make such payment to the Trustee on behalf of the Borrower. Any amount advanced by the Authority pursuant to this paragraph (h) shall be added to the moneys owing by the Borrower under this Loan Agreement and shall be payable on demand with interest at the rate of twelve percent (12%) per annum.
(i)    The rebate shall be paid in installments which shall be made at least once every fifth Bond Year. The first such installment shall be due to the United States on behalf of the Authority not later than sixty (60) days after the end of the fifth (5th) Rebate Year and shall be in an amount which ensures that the Rebate Amount due under the Code with respect to the Bonds is paid. Each subsequent

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payment shall be made not later than five (5) years after the date the preceding payment was due. Within sixty (60) days after the retirement of the Bonds at final maturity or upon earlier redemption, the Borrower shall direct the Trustee to pay to the United States on behalf of the Authority the aggregate Rebate Amount due under the Code with respect to the Bonds not theretofore paid.
(j)    Each payment of the Rebate Amount to be paid to the United States shall be filed with the Internal Revenue Service Center, Ogden, Utah 84201, or such other address that may be specified by the Internal Revenue Service. Each payment shall be accompanied by Form 8038-T (or such other form required by the Internal Revenue Service) and a statement identifying the Authority, the date of the issue, the CUSIP number for the Bond with the longest maturity and a copy of the applicable Form 8038.
(k)    The Borrower acknowledges that the Authority shall have the right at any time and in the sole and absolute discretion of the Authority to obtain from the Borrower and the Trustee the information necessary to determine the Rebate Amount required to be paid to the United States pursuant to Section 148(f) of the Code. Additionally, the Authority may, with reasonable cause, (i) review or cause to be reviewed any determination of the amount to be paid to the United States made by or on behalf of the Borrower and (ii) make or retain a Rebate Expert to make the determination of the amount to be paid to the United States. The Borrower hereby agrees to be bound by any such review or determination, absent manifest error, to pay the costs of such review, including without limitation the reasonable fees and expenses of counsel or a Rebate Expert retained by the Authority, and to pay to the Trustee any additional amounts for deposit in the Rebate Account required as the result of any such review or determination.
(l)    Except as may be permitted pursuant to Section 148(c) of the Code (relating to certain temporary periods for investment), at no time during the term of the Bonds shall the amount invested by the Borrower in Non‑Purpose Investments with a Yield higher than the Yield on the Bonds exceed 10% of the then outstanding principal amount of the Bonds.
(m)    Notwithstanding any provision of this Section to the contrary, the Borrower shall be liable, and shall indemnify and hold the Authority and the Trustee harmless against any liability and judgments, for payments due to the United States pursuant to Section 148(f) of the Code. Further, the Borrower specifically agrees that neither the Authority nor the Trustee shall be held liable, or in any way responsible, and the Borrower shall indemnify and hold harmless the Trustee and the Authority against any liability and judgments, for any mistake or error in the filing of the payment or the determination of the Rebate Amount due to the United States or for any consequences resulting from any such mistake or error. The provisions of this paragraph shall survive termination of this Agreement. In the event of a conflict between the provisions of this Agreement and the Code, the provisions of the Code shall control.
(n)    The Authority, the Trustee and the Borrower acknowledge that the provisions of this Section 5.8 are intended to comply with Section 148(f) of the Code and the regulations promulgated thereunder and if as a result of a change in such Section of the Code or the promulgated regulations thereunder or in the interpretation thereof, a change in this Section 5.8 shall be permitted or necessary to assure continued compliance with Section 148(f) of the Code and the promulgated regulations thereunder,

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then with written notice to the Trustee, the Authority and the Borrower shall be empowered to amend this Section 5.8 and the Authority may require, by written notice to the Borrower and the Trustee, the Borrower to amend this Section 5.8 to the extent necessary or desirable to assure compliance with the provisions of Section 148 of the Code and the regulations promulgated thereunder; provided that either the Authority or the Trustee shall require, prior to any such amendment becoming effective, at the sole cost and expense of the Borrower, an opinion of Bond Counsel satisfactory to the Authority to the effect that either (i) such amendment is required to maintain the exclusion from gross income under Section 103 of the Code of interest paid and payable on the Bonds or (ii) such amendment shall not adversely affect the exclusion from gross income under Section 103 of the Code of the interest paid or payable on the Bonds.
(o)    (i)    The obligation to pay any Rebate Amount with respect to the Bonds shall be treated as satisfied if the following requirements are met (the "six month exception"):
(A)    Gross Proceeds of the Bonds (as modified below) are expended by no later than the date which is six (6) months after the Issue Date; and
(B)    the rebate requirement is met for amounts not required to be spent within the six (6) month period (excluding earnings on a Bona Fide Debt Service Fund).
The requirement described above will be treated as satisfied if no more than the lesser of 5% of the Issue Price of the Bonds or $100,000 are unexpended at the end of the six (6) month period after the Issue Date and such amount is expended no later than the date which is one year after the Issue Date.
(ii)    For purposes of subsection (i), Gross Proceeds do not include (A) amounts held in a Bona Fide Debt Service Fund, (B) amounts held in a reasonably required reserve or replacement fund, (C) amounts that, as of the Issue Date, are not reasonably expected to be Gross Proceeds but that become Gross Proceeds after the end of the 6 month spending period, (D) sales or investment proceeds derived from payments under any purpose investment of the Issue and (E) amounts representing repayments of grants.
(p)    The Borrower shall give immediate telephonic notice, promptly confirmed in writing, to the Authority and the Trustee of any Determination of Taxability (as defined in the Indenture) whether the Borrower is on Notice of such Event of Taxability by its own filing of any statement, tax schedule, return or document with the Internal Revenue Service which discloses that an Event of Taxability shall have occurred, by its receipt of any oral or written advice from the Internal Revenue Service that an Event of Taxability shall have occurred, or otherwise.
(q)    To the extent that any property is financed by the Bond Proceeds, the cost recovery deduction allowed for such property shall be determined by using the alternative depreciation system determined in accordance with Section 168(g) of the Code.

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Section 5.9.    Continuing Disclosure. Pursuant to the federal Securities and Exchange Commission (the “S.E.C.”) Rule 15c2‑12 promulgated under the Securities Exchange Act of 1934, as amended, the Borrower hereby covenants and agrees to comply, or to cause compliance with, when and if applicable, the continuing disclosure requirements promulgated thereunder, as such rule may from time to time hereafter be amended or supplemented. In order to comply with such continuing disclosure requirements, the Borrower hereby covenants and agrees to comply, or to cause compliance with, the Continuing Disclosure Agreement. Notwithstanding any other provision of this Loan Agreement, failure of the Borrower to comply with this Section 5.9 or the Continuing Disclosure Agreement shall not be considered a Loan Default Event.
Section 5.10.    Assignment by Borrower. The rights and obligations of the Borrower under this Loan Agreement may be assigned by the Borrower to any person in whole or in part, subject, however, to each of the following conditions:
(a)    No assignment other than pursuant to Section 5.2 hereof shall relieve the Borrower from primary liability for any of its obligations hereunder, and in the event of any assignment not pursuant to Section 5.2 hereof the Borrower shall continue to remain primarily liable for the payments specified in Section 4.2 hereof and by the First Mortgage Bonds, and for performance and observance of the other agreements on its part herein provided to be performed and observed by it.
(b)    Any assignment from the Borrower other than pursuant to Section 5.2 hereof shall retain for the Borrower such rights and interests as will permit it to perform its obligations under this Loan Agreement, and any assignee from the Borrower shall assume in writing the obligations of the Borrower hereunder to the extent of the interest assigned.
(c)    Within the earlier of (1) 30 days after delivery thereof, (2) the next Bond Payment Date or (3) the next Purchase Date, the Borrower shall furnish or cause to be furnished to the Authority, the Credit Provider, if any, and the Trustee a true and complete copy of each such assignment together with an instrument of assumption.
(d)    The Borrower shall furnish to the Authority, the Credit Provider, if any, and the Trustee an Approving Opinion addressed to the Authority and the Trustee prior to the effective date of any assignment pursuant to this Section.
Section 5.11.    Cooperation in Filings and Other Matters. (a)  The Borrower covenants that it will, at its expense, take all steps as are reasonably necessary to provide that all financing statements, continuation statements, notices and other instruments required by applicable law shall be recorded or filed or re‑recorded or re‑filed in such manner and in such places required by law in order fully to preserve and protect the rights of the Trustee in the granting by the Authority of certain rights of the Authority, pursuant to the Indenture, under this Loan Agreement and the First Mortgage Bonds.
(b)    The Borrower and the Authority shall execute and deliver all instruments and shall furnish all information and evidence deemed necessary by the Borrower or advisable by its counsel and the Borrower shall file and re‑file and record and re‑record or cause to be filed and re‑filed and recorded

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and re‑recorded all instruments required to be filed and re‑filed and recorded or re‑recorded pursuant to the opinion of its Counsel or Counsel employed by the Authority or the Trustee to perfect all security interests created pursuant to the terms of this Loan Agreement and the Indenture and shall continue or cause to be continued the liens of such instruments for so long as the Bonds shall be Outstanding, except as otherwise required by this Agreement. The Authority shall have no responsibility for such filings or refilings whatsoever, other than executing and delivering the documents requested by the Borrower.
Section 5.12.    Further Assurances and Corrective Instruments. Subject to the provisions of the Indenture, the Authority and the Borrower each agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements and amendments hereto and such further instruments as may reasonably be required for carrying out the intention or facilitating the performance of this Loan Agreement. All such supplements, amendments and further instruments shall require the approval of the Authority.
Section 5.13.    Letter of Credit. (a) The Borrower may, at its option, provide for the delivery to the Trustee of a Letter of Credit or an Alternate Letter of Credit on (1) any Conversion Date, (2) any Business Day during a Term Interest Rate Period on which the Bonds are otherwise subject to optional redemption, or (3) any Business Day during a Variable Interest Rate Period. A Letter of Credit shall be an irrevocable letter of credit or other irrevocable credit facility (including, if applicable, a confirming letter of credit), issued by a Credit Provider, the terms of which shall be acceptable to the Trustee and shall otherwise comply with the requirements of the Indenture; provided, that the expiration date of such Letter of Credit shall be a date not earlier than one year from its date of issuance or, if a Term Interest Rate will be in effect, the first date on which the Bonds are subject to optional redemption, subject to earlier termination upon payment of the Bonds in full or provision for such payment in accordance with Article X of the Indenture. On or prior to the date of the delivery of a Letter of Credit to the Trustee, the Borrower shall cause to be furnished to the Trustee (i) an Approving Opinion addressed to the Trustee with respect to the delivery of such Letter of Credit, and (ii) an opinion of counsel to the Credit Provider issuing such Letter of Credit to the effect that such Letter of Credit is enforceable in accordance with its terms (except to the extent that the enforceability thereof may be limited by bankruptcy, reorganization or similar laws limiting the enforceability of creditors’ rights generally and except that no opinion need be expressed as to the availability of any discretionary equitable remedies).
(b)    The Borrower shall provide to the Trustee (with a copy to the Authority and the Remarketing Agent) a notice at least 15 days prior to the effective date of any Letter of Credit or Alternate Letter of Credit (and in no event later than 35 days prior to the expiration of any existing Letter of Credit, if required by the terms of the Indenture) identifying the Letter of Credit or Alternate Letter of Credit, if any, and the rating which will apply to the Bonds after the effective date.
Section 5.14.    Compliance with Indenture. The Borrower recognizes that the Indenture contains provisions that, among other things, relate to matters affecting the administration and investment of certain funds. The Borrower has reviewed the Indenture and hereby assents to all provisions of the Indenture. The Borrower shall take such action as may be reasonably necessary in order to enable the Authority and

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the Trustee to comply with all requirements and to fulfill all covenants of the Indenture to the extent that compliance with such requirements and fulfillment of such covenants are dependent upon any observance or performance required of the Borrower by the Indenture or this Loan Agreement.
Section 5.15.    Remarketing Agent. At any time the Bonds are in a Variable Rate Period or a Term Rate Period of less than one year, the Borrower will retain a Remarketing Agent meeting the requirements set forth in the Indenture to perform the duties assigned to the Remarketing Agent therein.
Article VI

Special Covenants and Agreements with the authority

Section 6.1.    Additional Information. Until payment of the Bonds in full shall have occurred the Borrower shall promptly, from time to time, deliver to the Trustee and upon the request of the Authority, to the Authority, such information regarding the operations, business affairs and financial condition of the Borrower as the Trustee (or the Authority) may reasonably request. The Trustee is hereby authorized to deliver a copy of any such financial information delivered hereunder, or otherwise obtained by the Trustee, to any Bondholder or prospective Bondholder, to any regulatory authority having jurisdiction over the Trustee and to any other Person as may be required by law. The Authority and the Trustee are authorized to provide information concerning the outstanding principal amount and payment history of, and other information pertaining to, the Bonds or the First Mortgage Bonds to any agency or regulatory authority of the State requesting such information. Upon the request by a Bondholder of any such financial information delivered hereunder, or otherwise obtained by the Trustee, the Trustee shall send such information to all the Bondholders.

Section 6.2.    Obligation to Pay Taxes. The Borrower will not use the financing under this Agreement or the issuance of the Bonds by the Authority as a basis for contesting any assessment or levy of any tax and, if any administrative body or court of competent jurisdiction shall hold for any reason that the Project facilities are exempt from taxation by reason of the financing under this Agreement or the issuance of the Bonds by the Authority or other Authority action in respect thereto, the Borrower covenants to make payments in lieu of all such taxes in an amount equal to such taxes, and, if applicable, interest and penalties.

Section 6.3.    Use of Projects. The Borrower shall use or cause the Projects to be used as an authorized project for a purpose and use as provided for under the Act and for the uses set forth in the Application to the Authority until the Bonds are deemed paid. The Borrower will operate the Projects substantially in the form represented in the Application and will not materially alter the operation of the Projects without the prior written consent of the Authority.

Section 6.4.    Change in Location. The Borrower shall not relocate the Projects or any part thereof out of the State. The Borrower shall not relocate the Projects within the State without the prior

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written consent of an Authorized Authority Representative and an opinion of Bond Counsel that the relocation will not affect the tax-exempt status of interest on the Bonds.

Section 6.5.    Additional Reporting Requirements. (i) On each anniversary hereof, the Borrower shall furnish to the Authority the following:

(a)    a certification indicating whether or not the Borrower is aware of any condition, event or act which constitutes an Event of Default, or which would constitute an Event of Default with the giving of notice or passage of time, or both, under any of the Loan Documents;

(b)    a written description of the present use of the Projects and a description of any anticipated material change in the use of the Projects or in the number of employees employed at the Projects,

(c)    a report from every entity that leases or occupies space at the Project locations indicating the number of persons the entity employs at the Project locations. and

(d)    a certification that the insurance requirements set forth in Section 5.4 are being met and a copy of insurance certificates evidencing that such insurance is in force and effect.

(ii)    Upon the request of the Authority, the Borrower shall furnish to the Authority such financial information as the Authority may reasonably request.

Section 6.6.    Observe Laws. The Borrower shall observe all applicable laws, regulations and other valid requirements of any regulatory authority with respect to its operations at the Project facilities or elsewhere and any violation of laws, regulations or other valid requirement shall, in the discretion of the Authority, be deemed an Event of Default.

Section 6.7.    Maintain Employees. The Borrower shall maintain the number of employees employed by the Borrower as set forth in the Application to the Authority.

Section 6.8.    Approval of Tenants by the Authority. Prior to leasing, subleasing or consenting to the subleasing or assigning of any lease of all or any part of the Projects, the Borrower shall cause to be furnished to the Authority, a Project Occupant Information Form then in use by the Authority at such time, completed and executed by the proposed tenant and a copy of the proposed lease. In any event, the Borrower shall not permit any such leasing, subleasing or assigning of leases that would impair the excludability of interest paid on any tax-exempt Bonds from the gross income of the holders thereof for purposes of federal income taxation, or that would impair the ability of the Borrower to operate the Projects or cause the Projects not to be operated as an authorized project under the Act.

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Section 6.9.    Brokerage Fee. The Authority shall not be liable to the Borrower for any brokerage fee, finder’s fee, or loan servicing fee and the Borrower shall hold the Authority harmless from any such fees or claims.

Section 6.10.    Affirmative Action and Prevailing Wage Regulations. As determined by the Authority, the Borrower shall comply with the Authority's Affirmative Action and Prevailing Wage Rate Regulations and to that end copies of the Affirmation Action Regulations are available on the Authority's Internet web page at: www.njeda.com/affirmativeaction or contacting: New Jersey Economic Development Authority - Internal Process Management - Gateway One, Suite 900, Newark, New Jersey 07102 Phone (973) 648-4130 or e-mail: affirmativeaction@njeda.com.
Article VII

Loan Default Events and Remedies
Section 7.1.    Loan Default Events. Any one of the following which occurs and continues shall constitute a Loan Default Event:
(a)    Failure of the Borrower to make any Loan Payment required by Section 4.2(a) hereof or under the First Mortgage Bonds when due; or
(b)    Failure of the Borrower to make any Purchase Price Payment required by Section 4.2(b) hereof when due; or
(c)    If any representation or warranty made herein or in any other Loan Document or in any material report, certificate, financial statement or other instrument furnished in connection with this Loan Agreement shall prove to be false or misleading in any material respect when made; or
(d)    Failure of the Borrower to observe and perform any covenant, condition or agreement on its part required to be observed or performed by this Loan Agreement (other than (i) agreements contained in Section 5.9 hereof, or (ii) as provided in clause (a) or (b) above), which continues for a period of 30 days after written notice delivered by the Authority or the Trustee to the Borrower and the Credit Provider, if any, which notice shall specify such failure and request that it be remedied, unless the Authority and the Trustee shall agree in writing to an extension of such time; provided, however, that if the failure stated in the notice cannot be corrected within such period, the Authority and the Trustee will not unreasonably withhold their consent to an extension of such time if corrective action is instituted within such period and diligently pursued in good faith until the default is corrected; or
(e)    The dissolution or liquidation of the Borrower or the filing by the Borrower of a voluntary petition in bankruptcy, or failure by the Borrower promptly to cause to be lifted any execution, garnishment or attachment of such consequence as will impair the Borrower’s ability

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to carry on its obligations hereunder, or the entry of any order or decree granting relief in any involuntary case commenced against the Borrower under any present or future federal bankruptcy act or any similar federal or state law, or a petition for such an order or decree shall be filed in any court and such petition shall not be discharged or denied within 90 days after the filing thereof, or if the Borrower shall admit in writing its inability to pay its debts generally as they become due, or a receiver, trustee or liquidator of the Borrower shall be appointed in any proceeding brought against the Borrower and shall not be discharged within 90 days after such appointment or if the Borrower shall consent to or acquiesce in such appointment, or assignment by the Borrower for the benefit of its creditors, or the entry by the Borrower into an agreement of composition with its creditors, or a bankruptcy, insolvency or similar proceeding shall be otherwise initiated by or against the Borrower under any applicable bankruptcy, reorganization or analogous law as now or hereafter in effect and if initiated against the Borrower shall remain undismissed (subject to no further appeal) for a period of 90 days; provided, the term “dissolution or liquidation of the Borrower,” as used in this subsection, shall not be construed to include the cessation of the existence of the Borrower resulting either from a merger or consolidation of the Borrower into or with another entity or a dissolution or liquidation of the Borrower following a transfer of all or substantially all of its assets as an entirety or under the conditions permitting such actions contained in Section 5.2 hereof; or
(f)    the occurrence of an "event of default" under the Mortgage Indenture other than an event of default resulting from a default in the payment of any installment of the principal or interest on the First Mortgage Bonds on the date when due, and the acceleration of the First Mortgage Bonds as a result of such "event of default"; or
(g)    The existence of an “Event of Default” (as defined therein) under the Indenture.
Section 7.2.    Remedies on Default. Subject to Section 7.1 hereof, whenever any Loan Default Event shall have occurred and shall be continuing,
(a)    The Trustee, by written notice to the Authority, the Borrower and the Credit Provider, if any, shall declare the unpaid balance of the loan payable under Section 4.2(a) of this Loan Agreement and under the First Mortgage Bonds to be due and payable immediately, provided that concurrently with or prior to such notice the unpaid principal amount of the Bonds shall have been declared to be due and payable under the Indenture. Upon any such declaration such amount shall become and shall be immediately due and payable as determined in accordance with Section 7.1 of the Indenture.
(b)    The Trustee may have access to and may inspect, examine and make copies of the books and records and any and all accounts, data and federal income tax and other tax returns of the Borrower.
(c)    The Authority or the Trustee may take whatever action at law or in equity as may be necessary or desirable to collect the payments and other amounts then due and thereafter to

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become due or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Loan Agreement.
(d)    If applicable, the Trustee shall immediately draw upon any Letter of Credit, if permitted by its terms and required by the terms of the Indenture, and apply the amount so drawn in accordance with the Indenture and may exercise any remedy available to it thereunder.
(e)    The First Mortgage Bonds may be redeemed, together with interest then due thereon, by delivery of written notice of the Authority's or the Trustee's exercise of such option to the Trustee and the Borrower, such payments to be immediately due and payable, subject to the terms and conditions of the Mortgage Indenture, or the First Mortgage Bonds may be sold in conformity with the provisions of the New Jersey Uniform Commercial Code (provided the same is in compliance with all securities laws);
In case the Trustee, the Credit Provider, if any, or the Authority shall have proceeded to enforce its rights under this Loan Agreement and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, the Credit Provider, if any, or the Authority, then, and in every such case, the Borrower, the Trustee, the Credit Provider, if any, and the Authority shall be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Borrower, the Trustee, the Credit Provider, if any, and the Authority shall continue as though no such action had been taken.
The Borrower covenants that, in case a Loan Default Event shall occur with respect to the payment of any Loan Payment payable under Section 4.2(a) hereof and under the First Mortgage Bonds, then, upon demand of the Trustee, the Borrower will pay to the Trustee the whole amount that then shall have become due and payable under said Section 4.2(a) and under the First Mortgage Bonds, with interest on the amount then overdue at the rate then borne by the Bonds on the day prior to the occurrence of such default.
In case the Borrower shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any action or proceeding at law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Borrower and collect in the manner provided by law the moneys adjudged or decreed to be payable.
In case proceedings shall be pending for the bankruptcy or for the reorganization of the Borrower under the federal bankruptcy laws or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Borrower or in the case of any other similar judicial proceedings relative to the Borrower, or the creditors or property of the Borrower, then the Trustee shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount owing and unpaid pursuant to this Loan Agreement and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Borrower,

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its creditors or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute such amounts as provided in the Indenture after the deduction of its reasonable charges and expenses to the extent permitted by the Indenture. Any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee and the Authority any amount due each of them for their respective reasonable compensation and expenses, including reasonable expenses and fees of counsel incurred by each of them up to the date of such distribution.
In the event the Trustee incurs expenses or renders services in any proceedings which result from a Loan Default Event under Section 7.1(e) hereof, or from any default which, with the passage of time, would become such Loan Default Event, the expenses so incurred and compensation for services so rendered are intended to constitute expenses of administration under the United States Bankruptcy Code or equivalent law.
Notwithstanding any other provision in this Loan Agreement, without the necessity of obtaining the consent of the holders of the bonds or the Credit Provider, if any: (a) if the Borrower commits a breach, or threatens to commit a breach of the Authority's Reserved Rights, the Authority shall have the right and remedy, without posting bond or other security, to have the applicable provisions of this Loan Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause immediate and irreparable injury to the Authority and that money damages will not provide an adequate remedy therefor; or (b) if a payment default occurs under Section 7.1(a) hereof, the Authority may cause the Borrower's payment obligations under this Loan Agreement and under the First Mortgage Bonds to be accelerated, together with interest then due thereon, by delivery of written notice of the Authority's exercise of such option to the Trustee and the Borrower, such payments to be immediately due and payable.
Section 7.3.    Agreement to Pay Attorneys’ Fees and Expenses. In the event the Borrower should default under any of the provisions of this Loan Agreement and the Authority or the Trustee should employ attorneys or incur other expenses for the collection of the payments due under this Loan Agreement or the enforcement of performance or observance of any obligation or agreement on the part of the Borrower herein contained, the Borrower agrees to pay promptly to the Authority or the Trustee the reasonable fees and expenses of such attorneys and such other reasonable out-of-pocket expenses so incurred by the Authority or the Trustee, whether incurred at trial, on appeal, in bankruptcy proceedings, or otherwise.
Section 7.4.    No Remedy Exclusive. No remedy herein conferred upon or reserved to the Authority or the Trustee is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Loan Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any default hereunder shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Authority or the Trustee to exercise any

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remedy reserved to it in this Article, it shall not be necessary to give any notice, other than such notice as may be expressly required herein or by applicable law. Such rights and remedies as are given the Authority hereunder shall also extend to the Trustee as the assignee of the Authority.
Section 7.5.    No Additional Waiver Implied by One Waiver. In the event any agreement or covenant contained in this Loan Agreement should be breached by the Borrower and thereafter waived by the Authority, the Credit Provider, if any, or the Trustee, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.
Article VIII

Prepayment
Section 8.1.    Redemption of Bonds with Prepayment Moneys. By virtue of the assignment of the rights of the Authority under this Loan Agreement to the Trustee as is provided in Section 4.4 hereof, the Borrower agrees to and shall pay directly to the Trustee any amount permitted or required to be paid by it under this Article VIII. The Indenture provides that the Trustee shall use the moneys so paid to it by the Borrower to redeem the Bonds on the date set for such redemption pursuant to Section 8.5 hereof or to reimburse any Credit Provider for any draw under the Letter of Credit therefor. The Authority shall call Bonds for redemption as required by Article IV of the Indenture or as requested by the Borrower pursuant to the Indenture or this Loan Agreement.
Section 8.2.    Options to Prepay Installments. The Borrower shall have the option to prepay the Loan Payments payable under Section 4.2(a) hereof by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof and to cause all or any part of the Bonds to be redeemed at the times and at the prices set forth in Section 4.1(B) of the Indenture if the conditions under said Section 4.1(B) are met and at the times and at the prices set forth in Sections 4.1(C), 4.1(D) or 4.1(E) of the Indenture, as the case may be. Prior to the Release Date, the Borrower shall redeem the First Mortgage Bonds in connection with the exercise of its option to prepay the Loan Payments.
Section 8.3.    Mandatory Prepayment. If a mandatory redemption of the Bonds is required by Section 4.1(A) or Section 4.1(E) of the Indenture, the Borrower shall have and hereby accepts the obligation to prepay the Loan Payments by paying to the Trustee, for deposit in the Bond Fund, the amount set forth in Section 8.4 hereof, to be used to redeem all or a part of the Outstanding Bonds.
Section 8.4.    Amount of Prepayment. In the case of a redemption of the Outstanding Bonds in full, the amount to be paid shall be a sum sufficient, together with other funds and the yield on any securities deposited with the Trustee and available for such purpose, to pay (1) the principal of all Bonds Outstanding on the redemption date specified in the notice of redemption, plus interest accrued and to accrue to the payment or redemption date of the Bonds, plus premium, if any, pursuant to the Indenture, (2) all reasonable and necessary fees and expenses of the Authority (including, without limitation, reasonable legal fees and expenses), the Trustee and any Paying Agent accrued and to accrue through

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final payment of the Bonds and (3) all other liabilities of the Borrower accrued and to accrue under this Loan Agreement. In the case of redemption of the Outstanding Bonds in part, the amount payable shall be a sum sufficient, together with other funds deposited with the Trustee and available for such purpose, to pay the principal amount of and premium, if any, and accrued interest on the Bonds to be redeemed, as provided in the Indenture, and to pay expenses of redemption of such Bonds.
Section 8.5.    Notice of Prepayment. To exercise an option granted in or to perform an obligation required by this Article VIII, the Borrower shall give written notice at least 15 days prior to the last day by which the Trustee is permitted to give notice of redemption pursuant to Section 4.3 of the Indenture, to the Authority, the Credit Provider, if any, the Remarketing Agent and the Trustee specifying the amount to be prepaid and the date upon which any prepayment will be made. If the Borrower fails to give such notice of a prepayment in connection with a mandatory redemption under this Loan Agreement, such notice may be given by the Authority, by the Trustee or by any Holder or Holders of 10% or more in aggregate principal amount of the Bonds Outstanding. The Authority and the Trustee, at the written request of the Borrower or any such Holder, shall forthwith take all steps necessary under the applicable provisions of the Indenture (except that the Authority shall not be required to make payment of any money required for such redemption) to effect redemption of all or part of the Bonds then Outstanding, as the case may be, on the earliest practicable date thereafter on which such redemption may be made under applicable provisions of the Indenture. The Authority hereby appoints the Borrower to give all notices and make all requests to the Trustee with respect to the application of funds paid by the Borrower as prepayments, including notices of optional redemption of the Bonds in conformity with Article IV of the Indenture.
Article IX

Non-Liability of Authority; Expenses; Indemnification
Section 9.1.    Non-liability of Authority. The obligations of the Authority with respect to the Bonds and under this Loan Agreement are special and limited obligations of the Authority, payable solely out of the revenues and income derived under this Loan Agreement and as otherwise provided under this Loan Agreement and the Indenture. The obligations of the Authority hereunder shall not be deemed to constitute an indebtedness or an obligation of the Authority, the State or any political subdivision thereof within the purview of any constitutional limitation or statutory provision, or a charge against the faith and credit or general taxing powers, if any, of any of them. The Authority does not have the authority to levy taxes for any purposes whatsoever. Neither the Authority nor any member, officer, employee or agent of the Authority nor any person executing the Bonds shall be liable personally for the Bonds or be subject to any personal liability or accountability by reason of the issuance of the Bonds.
The Borrower hereby acknowledges that the Authority’s sole source of moneys to repay the Bonds will be provided by payments made by the Borrower to the Trustee pursuant to this Loan Agreement, together with investment income on certain funds and accounts held by the Trustee under the Indenture, and hereby agrees that if the payments to be made hereunder shall ever prove insufficient to pay all principal or Purchase Price and interest on the Bonds as the same shall become due (whether by maturity,

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redemption, acceleration or otherwise), then upon notice from the Trustee, the Borrower shall pay such amounts as are required from time to time to prevent any deficiency or default in the payment of such principal or Purchase Price or interest, including, but not limited to, any deficiency caused by acts, omissions, nonfeasance or malfeasance on the part of the Trustee, the Borrower, the Authority or any third party, subject to any right of reimbursement from the Trustee, the Authority or any such third party, as the case may be, therefor but solely, in the case of the Authority, from the Revenues, other than with respect to any deficiency caused by the willful misconduct of the Authority.
Section 9.2.    Expenses and Fees. All fees and expenses in connection with the preparation, execution, delivery, recording and filing of this Loan Agreement, the First Mortgage Bonds and the other Loan Documents and in connection with the preparation, issuance and delivery of the Bonds, the Authority's fees, the fees and expenses of Wolff & Samson PC, the fees and expenses of the Trustee, the fees and expenses of Trustee's counsel and the fees and expenses of counsel to the Underwriter shall be paid directly by the Borrower. The Borrower shall also pay throughout the term of the Bonds the Authority's fees and expenses and the Trustee's annual and special fees and expenses under the Indenture, the Loan Agreement, the First Mortgage Bonds and the other Loan Documents, including, but not limited to, reasonable attorney's fees and all costs of issuing, collecting payment on and redeeming the Bonds thereunder, and any costs and expenses of any Bondholder (or beneficial owner) in connection with any approval, consent or waiver under, or modification of, any such document.
Section 9.3.    Indemnification. The Borrower agrees, whether or not the transactions contemplated by this Agreement and the Indenture shall be consummated:
(a)    to pay, and save the Authority and the Trustee harmless against liability for the payment of, all out-of-pocket expenses arising in connection with said contemplated transactions, including the reasonable fees and expenses of the Authority's Counsel and the Trustee's Counsel; and
(b)    to protect, indemnify and save the Authority, the Trustee, the State, the Paying Agent and the Underwriter, the any person who "controls" the Authority, the Trustee, the State, the Paying Agent and the Underwriter (within the meaning of Section 15 of the Securities Act of 1933, as amended or Section 20 Exchange Act of 1934, as amended) and members, officers, directors, officials, employees, agents and attorneys of the Authority, the State, the Trustee, the Paying Agent and the Underwriter (collectively, the "Indemnified Parties") harmless from and against all liabilities, losses, damages, costs, expenses, (including reasonable attorneys' fees), taxes, causes of action, suits, claims, demands and judgments of any nature or form, (including all costs, expenses and reasonable counsel fees incurred in investigating or defending such claim) by or on behalf of any person, arising in any manner from the transactions of which this Agreement is a part or arising in any manner in connection with the Projects or the refinancing of the Projects including, without limiting the generality of the foregoing, caused by, relating to, arising out of, resulting from, or in any way connected with (1) the condition, use, possession, conduct, management, planning, design, acquisition, construction, installation, financing or sale of the Projects or any part thereof, including the obligation to pay rebate to the Federal government; or (2) any

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untrue statement of a material fact contained in information submitted or to be submitted by the Borrower with respect to the transactions contemplated hereby; or (3) any omission of a material fact necessary to be stated therein in order to make such statement not misleading or incomplete; or (4) any breach or default by the Borrower of or in any of its obligations hereunder, under the Indenture or any other Loan Document; or (5) the acceptance, administration or performance of any of the duties of any said Indemnified Party under the Indenture, this Agreement or any related document; or (6) any accident, injury or damage whatsoever to any person occurring in or about the Projects or (7) any and all losses, claims, damages, liabilities or expenses whatsoever caused by the Company’s or the Dissemination Agent’s failure to perform or observe any of its obligations, agreements or covenants under the terms of the Continuing Disclosure Agreement but only if and insofar as such losses, claims, damages, liabilities or expenses are caused by any such failure of the Company or the Dissemination Agent to perform. In case any action shall be brought against one or more of the Indemnified Parties based upon any of the above and in respect to which indemnity may be sought against the Borrower, such Indemnified Parties shall promptly notify the Borrower in writing, and the Borrower shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Parties, the payment of all costs and expenses and the right to negotiate and consent to settlement. Any one or more of the Indemnified Parties shall have the right to employ separate counsel at the Borrower's expense in any such action and to participate in the defense thereof if, in the opinion of the Indemnified Party, a conflict of interest could arise out of the representation of the separate parties by one counsel. The Borrower shall not be liable for any settlement of any such action effected without the Borrower's consent, but if settled with the consent of the Borrower, or if there is a final judgment for the claimant on any such action, the Borrower agrees to indemnify and hold harmless the Indemnified Parties from and against any loss or liability by reason of such settlement or judgment.
The Borrower agrees to and does hereby indemnify and hold harmless the Indemnified Parties against any and all losses, claims, damages or liabilities (including all costs, expenses, and reasonable counsel fees incurred in investigating or defending such claim) suffered by any of the Indemnified Parties and caused by relating to, arising out of, resulting from, or in any way connected to an examination, investigation or audit of the Bonds by the Internal Revenue Service (IRS). In the event of such examination, investigation or audit, the Indemnified Parties shall have the right to employ counsel at the Borrower’s expense. In such event, the Borrower shall assume the primary role in responding to and negotiating with the IRS, but shall inform the Indemnified Parties of the status of the investigation. In the event Borrower fails to respond adequately and promptly to the IRS, the Authority shall have the right to assume the primary role in responding to and negotiating with the IRS and, upon prior written notice to the Borrower, shall have the right to enter into a closing agreement, for which the Borrower shall be liable.
(c)Notwithstanding anything in this Agreement to the contrary which may limit recourse to the Borrower or may otherwise purport to limit the Borrower's liability, the provisions of this Section shall control the Borrower's obligations and shall survive the termination of this Agreement and the repayment of the Bonds.
The provisions of this Section 9.4 shall not apply to any liabilities, losses, damages, costs, expenses, taxes, causes of action, suits, claims, demands or judgments resulting from the Trustee's own

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gross negligence, willful misconduct or fraudulent actions or from the Authority's own gross negligence, willful misconduct or fraudulent actions.
Notwithstanding the fact that it is the intention of the parties that the Authority shall not incur pecuniary liability by reason of the terms of this Agreement, or the undertakings required of the Authority hereunder, by reason of the issuance of the Bonds, by reason of the execution of the Indenture, by reason of the performance of any act requested of it by the Borrower, or by reason of the operation of the Projects by the Borrower, including all claims, liabilities or losses arising in connection with the violation of any statutes or regulations pertaining to the foregoing, nevertheless, if the Authority should incur any such pecuniary liability (except liability resulting from the Authority's gross negligence, willful misconduct or fraudulent actions) then in such event the Borrower shall indemnify and hold harmless the Authority against all claims by or on behalf of any person, firm or corporation, arising out of the same, and all costs and expenses incurred in connection with any such claim or in connection with any action or proceeding brought thereon, and upon notice from the Authority, the Borrower shall defend the Authority in any such action or proceeding.
(d)    The rights of any persons to indemnity hereunder and rights to payment of fees and reimbursement of expenses pursuant to Section 4.2, Section 9.2 and this Section 9.3 shall survive the final payment or defeasance of the Bonds and in the case of the Trustee any resignation or removal. The provisions of this Section shall survive the termination of this Loan Agreement.
Article X

Miscellaneous
Section 10.1.    Notices. All notices, certificates or other communications shall be deemed sufficiently given if mailed by first-class mail, postage prepaid, addressed to the Authority, the Borrower, the Trustee or the Remarketing Agent as the case may be, as follows:
To the Authority:
New Jersey Economic Development Authority
36 West State Street
Trenton, New Jersey 08625
Attention: Director of Bonds and Incentives
To the Borrower:
New Jersey Natural Gas Company
1415 Wyckoff Road
P.O. Box 1464
Wall, New Jersey 07719
Attention: Treasurer
(with a concurrent copy to the General Counsel)

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To the Trustee:
U.S. Bank National Association
21 South Street, 3rd Floor
Morristown, New Jersey 07960
Attn: Corporate Trust Department

To the Underwriter:
J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, NY 10179
Mail Code: NY1-M077
Attention:    Municipal Short Term Desk
with a copy to:
J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, NY 10179
Mail Code: NY1-M104
Attention:    Corporate Backed Public Finance
A duplicate copy of each notice, certificate or other communication given hereunder by either the Authority or the Borrower to the other shall also be given to the Trustee and any Credit Provider, if applicable. Notices to the Trustee are effective only when actually received by the Trustee. The Authority, the Borrower, the Trustee, the Remarketing Agent and any Credit Provider, if applicable, may, by notice given hereunder, designate any different addresses to which subsequent notices, certificates or other communications shall be sent.
Section 10.2.    Severability. If any provision of this Loan Agreement shall be held or deemed to be, or shall in fact be, illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative, or unenforceable to any extent whatever.
Section 10.3.    Execution of Counterparts. This Loan Agreement may be simultaneously executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.
Section 10.4.    Amendments, Changes and Modifications. Except as otherwise provided in this Loan Agreement or the Indenture, this Loan Agreement may not be effectively amended, changed, modified, altered or terminated except by the written agreement of the Authority and the Borrower and with the written consent of the Credit Provider, if applicable, and of the Trustee, if required, in accordance with Section 9.5 of the Indenture.

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Section 10.5.    Governing Law; Venue. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey (without regard to the State's conflicts of laws principles).
Section 10.6.    Authorized Representative. No recourse shall be had for the payment of the principal of, premium, if any, and interest on any of the Bonds or for any claim based thereon or upon any obligation, covenant or agreement contained in the Indenture, this Loan Agreement or the Purchase Contract against any past, present or future member, officer, agent or employee of the Authority, or any incorporator, member, officer, employee, director or trustee of any successor corporation, as such, either directly or through the Authority or any successor corporation, under any rule of law or equity, statute or constitution or by the enforcement of any assessment or penalty or otherwise, and all such liability of any such incorporator, member, officer, employee, director, agent or trustee as such is hereby expressly waived and released as a condition of and consideration for the execution of the Indenture and this Loan Agreement and the issuance of the Bonds.
Section 10.7.    Term of the Loan Agreement. This Loan Agreement shall be in full force and effect from the date hereof and shall continue in effect as long as any of the Bonds are Outstanding or the Trustee holds any moneys under the Indenture, whichever is later.
Section 10.8.    Assignment of Loan Documents. The Borrower acknowledges that with the exception of the Authority’s Reserved Rights, the Loan Documents including the First Mortgage Bonds, shall be assigned by the Authority to the Trustee as security for the Bonds pursuant to the terms of the Indenture. The Authority retains the right, jointly and severally with the Trustee, to specifically enforce the provisions contained in the Loan Documents.
The Borrower assents to such assignment and hereby agrees that, as to the Trustee, its obligation to make payments under the Loan Documents and the First Mortgage Bonds shall be absolute, and shall not be subject to any defense or any right of set‑off, counterclaim or recoupment arising out of any breach by the Authority of any duty or obligation to the Borrower, whether hereunder or otherwise, or out of indebtedness or liability at any time owing to the Borrower by the Authority.
Section 10.9.    Binding Effect. This Loan Agreement shall inure to the benefit of and shall be binding upon the Authority, the Borrower and their respective successors and assigns; subject, however, to the limitations contained in Sections 5.2 and 5.10 hereof.
Section 10.10.    Further Assurances and Corrective Instruments. The Authority and the Borrower agree that they will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as may reasonably be required for correcting any inadequate or incorrect description of the Projects or for carrying out the intention of or facilitating the performance of this Loan Agreement in the manner provided in Article IX of the Indenture.
Section 10.11.    Complete Agreement. The parties agree that the terms and conditions of this Loan Agreement supersede those of all previous agreements between the parties, and that this Loan Agreement, together with the documents referred to in this Loan Agreement, contains the entire agreement between

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the parties hereto. The Trustee and the Remarketing Agent shall be deemed to be third party beneficiaries of this Loan Agreement.
Section 10.12.    Business Days. If any payment is to be made hereunder or any action is to be taken hereunder on any date that is not a Business Day, such payment or action otherwise required to be made or taken on such date shall be made or taken on the immediately succeeding Business Day with the same force and effect as if made or taken on such scheduled date.
Section 10.13.    Waiver of Personal Liability. No director, member, officer, agent or employee of the Authority or any director, officer, agent or employee of the Borrower shall be individually or personally liable for the payment of any principal or Purchase Price of or interest on the Bonds or any other sum hereunder or be subject to any personal liability or accountability by reason of the execution and delivery of this Loan Agreement, but nothing herein contained shall relieve any such member, director, officer, agent or employee from the performance of any official duty provided by law or by this Loan Agreement.

Section 10.14.    Waivers. Each of the Borrower and the Authority hereby (i) irrevocably and unconditionally waive, to the fullest extent permitted by law, trial by jury in any legal action or proceeding relating to this Loan Agreement or the Projects and for any counterclaim therein and (ii) irrevocably waive, to the maximum extent not prohibited by law, any right it may have to claim or recover in any such litigation any special, exemplary, punitive or consequential damages, or damages other than, or in addition to, actual damages.
Section 10.15.    Incorporation of Terms. The other Loan Documents shall be made subject to all the terms and conditions contained in this Loan Agreement to the same extent and effect as if this Loan Agreement were fully set forth in and made a part of the other Loan Documents. This Loan Agreement is made subject to all the conditions, stipulations, agreements and covenants contained in the other Loan Documents to the same extent and effect as if the other Loan Documents were fully set forth herein and made a part hereof. Notwithstanding any of the foregoing, if any provisions in the other Loan Documents are inconsistent with the public purpose covenants contained within this Loan Agreement, to that extent this Loan Agreement shall control.

[The remainder of this page intentionally left blank. Signatures follow.]

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In Witness Whereof, the New Jersey Economic Development Authority has caused this Loan Agreement to be executed in its name and attested by its duly authorized officials, and New Jersey Natural Gas Company has caused this Loan Agreement to be executed in its name and attested by its duly authorized officers, all as of the date first above written.

NEW JERSEY ECONOMIC DEVELOPMENT
AUTHORITY

By:     /s/ Teri Dunlop
Teri Dunlop
Director of Closing Services
ATTEST:

/s/ John J. Rosenfeld______________
John J. Rosenfeld
Assistant Secretary

[AUTHORITY SIGNATURE PAGE TO LOAN AGREEMENT[
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ATTEST:                    NEW JERSEY NATURAL GAS COMPANY

/s/ Rhonda M. Figueroa            By:    /s/ Kathleen T. Ellis
Rhonda M. Figueroa                    Kathleen T. Ellis
Corporate Secretary                    Executive Vice President and
Chief Operating Officer

[BORROWER SIGNATURE PAGE TO LOAN AGREEMENT]

Exhibit A

Description of the Projects
Those certain natural gas distribution mains and functionally related equipment used in the Company's Morris County service area, which were financed through the issuance of the Authority’s Natural Gas Facilities Revenue Bonds, Series 1980 (New Jersey Natural Gas Company Project), Natural Gas Facilities Refunding Revenue Bonds, Series 1987 (New Jersey Natural Gas Company Project), Natural Gas Facilities Revenue Bonds, Series 1988 (New Jersey Natural Gas Company Project), Natural Gas Facilities Revenue Bonds, Series 1991B (New Jersey Natural Gas Company Project), Natural Gas Facilities Revenue Bonds, Natural Gas Facilities Revenue Bonds, Series 1995B (New Jersey Natural Gas Company Project), Series 1998C (New Jersey Natural Gas Company Project), including without limitation, distribution mains, measuring and regulating equipment, transmission mains, and tools and equipment.

A-1

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Exhibit B

Form of First Mortgage Bond
No. __-1        $_______

New Jersey Natural Gas Company
First Mortgage Bond, Series __
Due 20__
New Jersey Natural Gas Company (hereinafter called the “Company”), a corporation organized and existing under the laws of the State of New Jersey, for value received, hereby promises to pay to U.S. Bank National Association, as EDA Loan Trustee (as defined below), or (subject to the transfer restrictions specified below) registered assigns, on the first day of __________, 20__, or upon earlier redemption, ________Dollars ($_______), in any coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest thereon from the date hereof until the principal hereof shall have been paid, at the minimum rate per annum necessary to yield interest in amounts sufficient, when taken together with other amounts available therefor under the EDA Bond Indenture (as defined below), to pay the interest from time to time payable on the Natural Gas Facilities Refunding Revenue Bonds, Series 2011_ (__) (New Jersey Natural Gas Company Project) (the “2011_ EDA Bonds”) of the New Jersey Economic Development Authority (the “Authority”), and thereafter (if default be made in the payment of such principal or interest, or premium, if any, on redemption) at the rate of six percent (6%) per annum on such principal or (to the extent legally enforceable) on such interest, until the same shall be paid, in like coin or currency, computed on the same basis as the 2011_ EDA Bonds, but in no event shall the interest rate on this Bond exceed twelve percent (12%) per annum. Interest on this Bond shall be payable at the time set forth in the Loan Agreement (as defined below) on each date on which interest shall from time to time be payable on the 2011_ EDA Bonds. This Bond is issued and delivered to the EDA Loan Trustee (in conjunction with the assignment by the Authority of certain of its rights under a loan agreement dated as of August 1, 2011 by and between the Authority and the Company (the “Loan Agreement”) to the EDA Loan Trustee), for the benefit and security of the holders of the 2011_ EDA Bonds. The obligation of the Company to make payments with respect to the principal of, premium, if any, and interest on this Bond shall be fully or partially, as the case may be, satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of, premium, if any, and interest on any of the 2011_ EDA Bonds shall have been fully or partially paid from payments made by the Company under the Loan Agreement or from other moneys expressly available therefor in the principal and interest account for the 2011_ EDA Bonds, or as far as principal is concerned, reduced by the principal amount of any of the 2011_ EDA Bonds deemed paid pursuant to Article X of the EDA Bond Indenture. Payments of principal, premium, if any, and interest are to be made at the principal office of the Trustee referred to hereinafter in the City of Pittsburgh, Pennsylvania or, at the option of the Company, at the “Principal Office” of the trustee under an Indenture (the “EDA Bond Indenture”) dated as of August 1, 2011 by and between the Authority and U.S. Bank National Association, as trustee (the “EDA Loan Trustee”), as such term, “Principal Office,” is

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defined in the EDA Bond Indenture. The term “business day” shall mean “Business Day,” as defined in the EDA Bond Indenture
This Bond is one of an authorized issue of Bonds of the Company known as its “First Mortgage Bonds” (the “Bonds”) of an unlimited permitted aggregate principal amount, except as provided in the Indenture hereinafter mentioned, and issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by, an Indenture of Mortgage and Deed of Trust dated April 1, 1952, as amended and supplemented (hereinafter called the “Indenture”), executed by the Company to The Bank of New York Mellon Trust Company, N.A., successor in interest to BNY Midwest Trust Company, as successor to Harris Trust and Savings Bank, as Trustee (herein called the “Trustee”), to which Indenture, including all indentures supplemental thereto, reference is hereby made for a description of the properties mortgaged and pledged, the nature and extent of the security, the rights of the holders of said Bonds, the Trustee and the Company in respect of such security, and the terms and conditions upon which said Bonds are and are to be issued and secured.
As provided in said Indenture, said Bonds are issuable in series which may vary as in said Indenture provided or permitted. This Bond is one of a series of Bonds entitled “First Mortgage Bonds, Series __ due 20__” (sometimes herein called “20__ Series __ Bonds”).
The Company has entered into the Loan Agreement with the Authority, a public instrumentality of the State of New Jersey and a public body corporate and politic organized and existing under the New Jersey Economic Development Authority Act, providing for (i) the issuance by the Authority of its 2011_ EDA Bonds to finance part of the cost of refunding the Series ___ Bonds (as defined in the EDA Bond Indenture); (ii) the loan by the Authority of the proceeds of the 2011_ EDA Bonds pursuant to the Loan Agreement; and (iii) the payment of the 2011_ EDA Bonds from loan payments and certain other amounts payable by the Company under the Loan Agreement as secured by the First Mortgage Bonds, Series __ due 20__ in the amount of $______ to be issued pursuant to the Thirty-Third Supplemental Indenture dated as of August 1, 2011 supplementing the Indenture.
The 2011_ EDA Bonds are payable from payments made, or caused to be made, by the Company of principal of, premium, if any, and interest on the Loan (defined in the EDA Bond Indenture) and secured by the First Mortgage Bonds, Series __ due 20__. Under certain terms and conditions, moneys held under and pursuant to the Loan Agreement and credits arising by reason of the purchase or redemption of the 2011_ EDA Bonds shall be applied in like manner against payment obligations on the First Mortgage Bonds, Series __ due 20__ and to the extent so applied shall satisfy a like amount otherwise due thereunder.
To the extent permitted by the Indenture and as provided therein, with the consent of the Company and upon the written consent of the holders of at least sixty-six and two-thirds percent (66‑2/3%) in principal amount of the Bonds then outstanding and entitled to consent, and of not less than sixty-six and two-thirds (66-2/3%) percent in principal amount of the Bonds then

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outstanding and entitled to consent of each series affected thereby in case one or more but less than all of the series of Bonds issued under the Indenture are so affected, the rights and obligations of the Company and of the holders of Bonds and the terms and provisions of the Indenture, including any instrument supplemental thereto, may be modified from time to time, provided that no such modification or alteration shall be made without the consent of the holders of all of the Bonds which would (i) postpone the date fixed herein or in the Indenture for the payment of the principal of, or any installment of interest on, the Bonds, or (ii) reduce the principal of, premium, if any, on, or the rate of interest payable on, the Bonds, or (iii) reduce the percentage of the principal amount of Bonds the consent of which is required for the authorization of any such modification or alteration, or which would modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.
The First Mortgage Bonds, Series __ due 20__, are not subject to prepayment or redemption, in whole or in part, pursuant to Article Ten of the Indenture, except as hereinafter in this Bond expressly provided, including with reference to Section 8.08 of the Indenture.
This Bond shall be subject to mandatory redemption as follows: payments of principal of and premium on the 20__ Series __ Bonds shall be made to the EDA Loan Trustee to redeem 20__ Series __ Bonds in such amounts as shall be necessary, in accordance with the provisions of the Loan Agreement, to provide funds under the Loan Agreement to (a) make, when due, payment at maturity (including, without limitation, maturity upon acceleration of the 2011_ EDA Bonds) and (b) make, when due, any prepayment required by the Loan Agreement in connection with any mandatory, special mandatory, optional or extraordinary optional redemption of 2011_ EDA Bonds; provided, however, that the obligation of the Company to make any redemption payments under this paragraph shall be fully or partially, as the case may be, satisfied and discharged to the extent that at any time such payment shall be due, the then due payment at maturity or redemption payment on any of the 2011_ EDA Bonds shall have been fully or partially made from payments made by the Company under the Loan Agreement or from other moneys expressly available therefor in a redemption account or subaccount for the 2011_ EDA Bonds or, as far as principal is concerned, reduced by the principal amount of any 2011_ EDA Bonds deemed paid pursuant to Article X of the EDA Bond Indenture.
In the case of the redemption of the First Mortgage Bonds, Series __ due 20__, out of monies deposited with the Trustee pursuant to Section 8.08, such First Mortgage Bonds, Series __ due 20__, shall, upon compliance with provisions of Section 10.04 of the Indenture, and subject to the provisions of Section __ of the Thirty-Third Supplemental Indenture thereto, be redeemable at the principal amounts thereof, together with the interest accrued to the date fixed for redemption without premium.
If this Bond, or any portion hereof, is called for redemption in accordance with the foregoing provisions and payment thereof is duly provided for as specified in the Indenture, interest shall cease to accrue hereon or on such portion, as the case may be, from and after the date fixed for redemption.

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If an event of default, as defined in said Indenture, shall occur, the principal of this Bond may become or be declared due and payable, in the manner and with the effect provided in said Indenture.
This Bond is transferable only to a successor EDA Loan Trustee under the EDA Bond Indenture by the registered owner hereof in person or by attorney authorized in writing, on the books of the Trustee in the City of Pittsburgh, Pennsylvania, and on the books of the Company at its principal office in the State of New Jersey, upon surrender for cancellation of this Bond and on payment of charges, and upon any such transfer a new registered Bond or Bonds, of the same series, for the same aggregate principal amount, will be issued to the transferee in exchange therefor.
The Company and the Trustee and any paying agent may deem and treat the person in whose name this Bond is registered as the absolute owner hereof, for the purpose of receiving payment of or on account of the principal and premium, if any, hereof and interest due hereon, and for all other purposes, and neither the Company nor the Trustee nor any paying agent shall be affected by any notice to the contrary.
No recourse under or upon any obligation, covenant or agreement contained in the Indenture, including any indenture supplemental thereto, or in any Bond, or because of any indebtedness thereby secured, shall be had against any incorporator, or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation under any rule of law, statute or constitution or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being expressly agreed and understood that the Indenture, any indenture supplemental thereto and the obligations thereby secured, are solely corporate obligations, and that no personal liability whatever shall attach to, or be incurred by, such incorporators, stockholders, officers or directors, as such, of the Company or of any successor corporation, or any of them, because of the incurring of the indebtedness thereby authorized, or under or by reason of any of the obligations, covenants or agreements contained in the Indenture, including any indenture supplemental thereto, or in any of the Bonds, or implied therefrom.
As provided in Section 5.10 of the EDA Bond Indenture, from and after the Company’s certification of the Release Date (as defined in the EDA Bond Indenture), the obligations of the Company with respect to this Bond shall be deemed to be satisfied and discharged, this Bond shall cease to secure in any manner the Company’s obligations under the Loan Agreement with respect to the payment of any 2011_ EDA Bonds outstanding under the EDA Bond Indenture, and, pursuant to Section 5.10 of the EDA Bond Indenture, the EDA Loan Trustee shall forthwith deliver this Bond to the Company for cancellation.
This Bond shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee, or its successor as Trustee under said Indenture.

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In Witness Whereof, the Company has caused this Bond to be signed in its name by its President or one of its Vice Presidents, and its corporate seal to be impressed or imprinted hereon and attested by its Secretary or one of its Assistant Secretaries.

Dated: August __, 2011	New Jersey Natural Gas Company
Attest

_________________________________	By:

Rhonda M. Figueroa	Kathleen T. Ellis

Corporate Secretary	Executive Vice President and Chief Operating Officer
[Seal]

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Trustee’s Certificate of Authentication
This is one of the Bonds described in the within-mentioned Indenture.
The Bank of New York Mellon Trust Company, N.A.,
as Trustee

By:
Authorized Officer

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